UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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Targa Resources Corp.
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per Exchange Act Rules 14a-6(i)(1) and 0-11

TARGA RESOURCES CORP.

811 Louisiana Street  |  Suite 2100  |  Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company” or “Targa”) will be held at 811 Louisiana Street, Suite 2100, Houston, TX 77002 on May 23, 2023, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect the three Class I Directors named in this proxy statement, each to serve until the 2026 annual meeting of stockholders (Proposal One).

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2023 (Proposal Two).

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2022 (Proposal Three).

4.	To approve, on an advisory basis, the frequency of future advisory votes to approve the compensation of the Company’s named executive officers (Proposal Four).

5.

To consider and vote upon a stockholder proposal requesting that the Company issue a report assessing policy options related to venting and flaring, if properly presented at the meeting (Proposal Five).

6.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 28, 2023.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.AALVote.com/TRGP or by phone at 1-866-804-9616 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Regina L. Gregory	Houston, Texas
SECRETARY	March 30, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 23, 2023:

OUR PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT HTTP://WWW.VIEWPROXY.COM/TARGA/2023.

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TARGA RESOURCES CORP. (the “Company”)

811 Louisiana Street  |  Suite 2100  |  Houston, Texas 77002

PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or “Board”) is providing the information in this proxy statement to you in connection with the solicitation of proxies for the matters to be voted on at the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held May 23, 2023, at 8:00 a.m. Central Time, at 811 Louisiana Street, Suite 2100, Houston, TX 77002. By submitting your proxy card, you authorize the persons named on the proxy card to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

We encourage you to vote your shares prior to the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Only stockholders of the Company (or their authorized representatives) and the Company’s invited guests may attend the Annual Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of your proxy, or by signing and delivering to the Secretary of the Company a proxy card with a later date. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting.

Electronic Availability of Proxy Statement and Annual Report

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about March 30, 2023, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 28, 2023, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card for the Annual Meeting.

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Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your bank, broker or nominee. The bank, broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a voting instruction card for the Annual Meeting. To vote electronically over the Internet or by telephone, you should follow the instructions provided to you by your bank, broker or other nominee.

If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy provided by your bank, broker or other nominee.

If you are a beneficial owner, you must follow the instructions provided to you by your bank, broker or other nominee to revoke prior voting instructions. Your attendance at the Annual Meeting will not revoke your vote unless you obtain a legal proxy from your bank, broker or other nominee and you vote your shares in person at the Annual Meeting.

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QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share (“common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote. Following the Annual Meeting, voting results will be tabulated and certified by the inspector of elections appointed by the Board and timely announced by the Company.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting will be the close of business on March 28, 2023. As of the record date, there were a total of 226,275,888 shares of common stock outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. The votes required to pass each proposal is as follows:

Proposal	Required Vote for Approval	Broker Discretionary Voting and Impact of Broker Non-Votes	Impact of Abstentions
ONE (Election of Directors)

The affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of the votes cast “for” a director’s election must exceed the number of the votes cast “against” that director’s election).

		Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not considered votes cast and do not affect the outcome.	Abstentions are not considered votes cast and do not affect the outcome.
TWO (Ratification of the Selection of Independent Auditors)	The affirmative vote of a majority of the shares present and entitled to vote on the matter.	Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there will be no broker non-votes with respect to this proposal.	Abstentions are treated as present and entitled to vote on the matter and will have the same effect as a vote against this proposal.

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Proposal	Required Vote for Approval	Broker Discretionary Voting and Impact of Broker Non-Votes	Impact of Abstentions
THREE (Advisory Vote to Approve the Compensation of Named Executive Officers)

The affirmative vote of a majority of the shares present and entitled to vote on the matter.

This advisory vote is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

		Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not entitled to vote and do not affect the outcome.	Abstentions are treated as present and entitled to vote on the matter and will have the same effect as a vote against this proposal.
FOUR (Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Named Executive Officers)

The affirmative vote of a majority of the shares present and entitled to vote on the matter.

Because this item has three possible substantive responses (every three years, every two years or every one year), if no response receives the affirmative vote of a majority of the shares present and entitled to vote, we will consider stockholders to have “approved” the frequency selected by a plurality of the shares present and entitled to be voted. This advisory vote is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining the frequency of future advisory votes to approve the compensation of named executive officers.

		Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not entitled to vote and do not affect the outcome.	Abstentions are treated as present and entitled to vote and will have the same effect as a vote against each of the three possible responses to this item.
FIVE (Stockholder Proposal)	The affirmative vote of a majority of the shares present and entitled to vote on the matter.	Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not entitled to vote and do not affect the outcome.	Abstentions are treated as present and entitled to vote on the matter and will have the same effect as a vote against this proposal.

If your shares of common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners.

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Default Voting. A proxy card that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy card. If you properly complete and submit a proxy card, but do not indicate any contrary voting instructions, your shares will be voted consistent with the Board of Directors’ recommendation as follows:

∎

FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class I Directors, each to serve until the 2026 annual meeting of stockholders (Proposal One).

∎	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2023 (Proposal Two).

∎

FOR the approval, on an advisory basis, of the compensation of our named executive officers for the fiscal year ended December 31, 2022, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (Proposal Three).

∎	FOR the approval, on an advisory basis, of the frequency of future advisory votes to approve the compensation of our named executive officers to occur annually (Proposal Four).

∎	AGAINST the approval of the stockholder proposal requesting that the Company issue a report assessing policy options related to venting and flaring (Proposal Five).

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of your proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

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BUSINESS OVERVIEW

Targa (NYSE: TRGP) is a publicly traded Delaware corporation formed in October 2005. Targa is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. We own, operate, acquire, and develop a diversified portfolio of complementary domestic midstream infrastructure assets.

Our Operations

We are engaged primarily in the business of:

∎	gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas;

∎	transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to LPG exporters; and

∎	gathering, storing, terminaling, and purchasing and selling crude oil.

To provide these services, we operate in two primary segments: (i) Gathering and Processing, and (ii) Logistics and Transportation (also referred to as the Downstream Business).

Our Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment’s assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast and the Gulf of Mexico.

Our Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of our other businesses. The Logistics and Transportation segment also includes the Grand Prix NGL Pipeline, which connects our gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with our Downstream facilities in Mont Belvieu, Texas. Our Downstream facilities are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

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SUSTAINABILITY AT TARGA

At Targa, we strive to conduct our business safely and with integrity, creating lasting benefits for our stakeholders, including investors, lenders, customers, employees, business partners, regulators, and the communities in which we live and work. We are proud to be part of the energy infrastructure that is delivering safe, reliable energy domestically and globally.

While there is a significant amount of discussion around the energy transition and what that may look like going forward, we firmly believe that natural gas and other hydrocarbons can and will be part of the long-term solution to addressing the dual challenge of meeting the growing demand for energy, which contributes to economic growth and increased living standards, while mitigating emissions. We acknowledge this challenge, and believe that Targa’s infrastructure and services are an important part of the solution. Our operations connect U.S. natural gas and natural gas liquids (NGL) supply to markets where there is growing demand for clean, affordable fuel and feedstocks to make products we use every day, even electric cars.

We continue to engage with our stakeholders regarding our environmental, social, and governance efforts, and are proud of the progress we have made, including:

∎	Publicly disclosed our goal to reduce our methane intensity to 0.08% for our gathering and boosting segment and to 0.11% for our processing segment by 2025;

∎	Conducted aerial methane surveys for all of our Permian, North Texas, and Oklahoma regions with plans to expand to our entire operation in 2023;

∎	Increased voluntary optical gas imaging for methane leak detection to all of our compressor stations and plan to increase the frequency to quarterly in 2023;

∎	Participated in API Environmental Partnership aerial methane surveys including assets in the Badlands as well as the Permian;

∎	Participated in API Environmental Partnership’s test study of methane emissions from gas fired compressor engines at Colorado State University;

∎	Investigated multiple continuous methane monitoring technologies and plan to pilot multiple facilities in 2023;

∎	Continued to evaluate and invest in renewable power options including a wind project in the Midland Basin;

∎	Installed additional electrical compression as we continue to evaluate our total greenhouse gas emission reduction opportunities; and

∎	Established a Board Committee – the Sustainability Committee – to oversee Sustainability matters.

The efforts of our engineers and operations personnel to minimize or reduce emissions from our facilities are evident in our greenhouse gas (“GHG”) intensity numbers. Even as we started up new gas plants and added additional fractionation capacity that increased volumes on our systems, we were able to keep our GHG intensity at or below year over year. Our newly formed Low Carbon Energy Ventures team is investigating new opportunities for Targa including renewable power and carbon capture and sequestration, and is exploring other ideas that complement our strengths.

Our goal to reduce our methane intensity to 0.08% for our gathering and boosting segment and to 0.11% for our processing segment by 2025 is part of our membership in Our Nation’s Energy Future (ONE Future), an industry consortium working to reduce methane emissions across the natural gas value chain. Importantly, we are already

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well on our way to meeting our goal. Going forward, we will continue to identify and disclose appropriate measures and targets that align with our commitment to operate prudently, safely, and reliably. As part of our Board of Directors’ continued commitment to sustainability, in March of 2021, we established the Sustainability Committee to oversee environmental, social, and sustainability matters. One of the committee’s purposes is to oversee management’s process for establishing and implementing a strategy to integrate sustainability into various business activities, with the goal of creating long-term stakeholder value. The full Board of Directors also reviews the Company’s progress at each quarterly board meeting. Our CEO and Executive Management team, including our Senior Vice President of Sustainability, oversee the development, implementation, and reporting of our environmental, social, and governance (“ESG”) practices, and facilitate our enterprise risk management (“ERM”) process with participation and oversight from the Board of Directors.

As we look forward, we will continue to strive to improve our performance, conduct our business safely and with integrity, and create lasting benefits for all of our stakeholders.

We invite you to review our recent Sustainability Report, which is available on the Company’s website at https://www.targaresources.com/sustainability. However, please note that the content of this report, and other materials on our website are not incorporated into this Proxy Statement by reference. Additionally, we may provide information in this Proxy Statement that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders, which may be impacted by matters outside of our control. This Proxy Statement also contains forward-looking statements, which may be impacted by many risks, including those identified on our most recently filed Form 10-K.

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PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class I Directors of the Company to serve for a three-year term to expire at the 2026 annual meeting of stockholders:

∎	Paul W. Chung

∎	Charles R. Crisp

∎	Laura C. Fulton

Ms. Fulton and Messrs. Chung and Crisp are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board currently consists of eleven directors.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting via proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Our bylaws provide that in an uncontested election, each director will be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). Pursuant to our bylaws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that proffered resignation by the Board of Directors in accordance with the following policies and procedures. In the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. Such committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director whose resignation is being considered will not participate in the deliberations of such committee or the Board of Directors with respect to whether to accept such director’s resignation. If the director’s resignation is not accepted by the Board of Directors, such director will continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal.

Vote Required

The affirmative vote of a majority of the votes cast with respect to each director’s election is required to elect that director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

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DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors of the Company and the executive officers of the Company are:

Name	Age (1)	Position

Matthew J. Meloy	45	Chief Executive Officer and Director

Patrick J. McDonie	62	President – Gathering and Processing

D. Scott Pryor	60	President – Logistics and Transportation

Robert M. Muraro	46	Chief Commercial Officer

Jennifer R. Kneale	44	Chief Financial Officer and Treasurer

Regina L. Gregory	52	Executive Vice President, General Counsel and Secretary

G. Clark White	63	Executive Vice President - Operations

Julie H. Boushka	60	Senior Vice President and Chief Accounting Officer

Paul W. Chung	63	Chairman of the Board of Directors

Joe Bob Perkins	62	Director

Rene R. Joyce	75	Director

Charles R. Crisp	75	Director

Ershel C. Redd Jr.	75	Director

Laura C. Fulton	59	Director

Waters S. Davis, IV	69	Director

Robert B. Evans	74	Director

Beth A. Bowman	66	Director

Lindsey M. Cooksen	40	Director

(1)	Ages as of March 30, 2023.

Matthew J. Meloy has served as Chief Executive Officer and a director of the Company since March 1, 2020. He also served as a director of the Targa Resources GP LLC (the “General Partner”) of Targa Resources Partners LP (the “Partnership” or “TRP”) between March 2020 and May 2021. Mr. Meloy has also served as Chief Executive Officer of the General Partner since March 2020. Mr. Meloy previously served as President of the Company and the General Partner between March 2018 and March 2020. Mr. Meloy also served as Executive Vice President and Chief Financial Officer of the Company and the General Partner between May 2015 and February 2018. He also served as Treasurer of the Company and the General Partner until December 2015. Mr. Meloy previously served as Senior Vice President, Chief Financial Officer and Treasurer of the Company between October 2010 and May 2015 and of the General Partner between December 2010 and May 2015. He also served as Vice President—Finance and Treasurer of the Company between April 2008 and October 2010, and as Director, Corporate Development of the Company between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006. Mr. Meloy’s extensive knowledge of the Company’s operational and strategic initiatives and capital investment program, attained from his service as President for two years and Chief Financial Officer for eight years, combined with his experience in the finance industry, brings operational, financial and capital markets experience to the Board.

Patrick J. McDonie has served as President—Gathering and Processing of the Company and the General Partner since March 2018. Mr. McDonie previously served as Executive Vice President—Southern Field Gathering and Processing of the Company and the General Partner between November 2015 and February 2018. He also served as President of Atlas Pipeline Partners GP LLC (“Atlas”), which was acquired by the Partnership in February 2015, between October 2013 and February 2015. He also served as Chief Operating Officer of Atlas

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between July 2012 and October 2013 and as Senior Vice President of Atlas between July 2012 and October 2013. He served as President of ONEOK Energy Services Company, a natural gas transportation, storage, supplier and marketing company between May 2008 and July 2012.

D. Scott Pryor has served as President—Logistics and Transportation of the Company and the General Partner, since March 2018. Mr. Pryor previously served as Executive Vice President—Logistics and Marketing of the Company and the General Partner between November 2015 and February 2018. He also served as Senior Vice President—NGL Logistics & Marketing of Targa Resources Operating LLC (“Targa Operating”) and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2005.

Robert M. Muraro has served as Chief Commercial Officer of the Company and the General Partner since March 2018. Mr. Muraro previously served as Executive Vice President—Commercial of the Company and the General Partner between February 2017 and February 2018. He also served as Senior Vice President—Commercial and Business Development of Targa Midstream Services LLC (“Targa Midstream”) and various other subsidiaries of the Partnership between March 2016 and February 2017. He also served as Vice President—Commercial Development of Targa Midstream and various other subsidiaries of the Partnership between January 2013 and March 2016. He held the position of Director of Business Development between August 2004 and January 2013.

Jennifer R. Kneale has served as Chief Financial Officer of the Company and the General Partner since March 2018. She has also served as Treasurer of the Company since September 2022 and of the General Partner since August 2022. Ms. Kneale previously served as Vice President—Finance of the Company and the General Partner between December 2015 and February 2018. She also served as Senior Director, Finance of the Company and the General Partner between March 2015 and December 2015. She also served as Director, Finance of the Company and the General Partner between May 2013 and February 2015. Ms. Kneale was with Tudor, Pickering, Holt & Co. in its energy private equity group, TPH Partners, from September 2011 to May 2013.

Regina L. Gregory has served as Executive Vice President, General Counsel and Secretary of the Company and the General Partner since March 1, 2020. Ms. Gregory previously served as Vice President and Assistant General Counsel of the Company and the General Partner between May 2019 and March 2020 and of certain of the Company’s subsidiaries between April 2019 and March 2020. From June 2017 until joining the Company in July 2018, she was Senior Vice President, General Counsel and Corporate Secretary of Frontier Midstream Services IV LLC. She also served as Senior Vice President, General Counsel and Corporate Secretary for the general partner of American Midstream Partners, LP during 2016 and 2017. Prior to that, she was General Counsel, Vice President, and Corporate Secretary of Traverse Midstream Partners, LP in 2015 and 2016 and the general partner of Access Midstream Partners LP (previously Chesapeake Midstream Partners LP) from 2010 through 2015. Additionally, Ms. Gregory held a number of legal positions with different companies, including the law firms of Jones Day and Fulbright & Jaworski (now Norton Rose Fulbright).

G. Clark White has served as Executive Vice President—Operations of the Company and the General Partner since September 2020 and served as Executive Vice President—Engineering and Operations of the Company and the General Partner between November 2015 and September 2020. Mr. White previously served as Senior Vice President—Field G&P of Targa Operating and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2003.

Julie H. Boushka has served as Senior Vice President and Chief Accounting Officer of the Company and the General Partner since March 2019. Ms. Boushka previously served as Vice President—Controller of the Company, the General Partner and various subsidiaries of the Company between February 2017 and February 2019. She also served as Assistant Controller—Financial Accounting of the Company and the General Partner between November 2016 and February 2017. Ms. Boushka served as a Senior Vice President for Financial Planning and the Chief Risk Officer for Columbia Pipeline Group (“CPG”) between June 2015 and August 2016, where she was responsible for the financial planning function and managing enterprise risk. She also served as the Business Unit Chief Financial Officer of CPG between May 2013 and June 2015, where she was responsible for the accounting and financial planning functions. Prior to that, Ms. Boushka spent approximately 18 years in various roles at El Paso Corporation (and its predecessor, Tenneco, Inc.), including accounting, financial reporting and business development.

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Paul W. Chung has served as a director and Chairman of the Board of the Company since January 2021. He also serviced as a director of the General Partner between January 2021 and May 2021. From March 2020 until December 31, 2020, he served as Executive Vice President and Senior Legal Advisor of the Company. From May 2004 to March 2020, Mr. Chung served as Executive Vice President, General Counsel and Secretary of the Company and its predecessor entities and of the General Partner since its formation. From 1999 to May 2004, he served as Executive Vice President and General Counsel of various Shell Oil Company (“Shell”) affiliates, including Coral Energy, LLC and Shell Trading North America Company. In these positions, Mr. Chung was responsible for all legal and regulatory affairs. From 1996 to 1999, he served as Vice President and Assistant General Counsel of Tejas Gas Corporation (“Tejas”). Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P.    Mr. Chung’s knowledge of the Company, together with his background in the energy industry and his legal and regulatory experience, enable Mr. Chung to provide a valuable and distinct perspective to the Board on a range of business and management matters.

Joe Bob Perkins has served as a director of the Company since January 2012. Mr. Perkins previously served as Executive Chairman of the Board of the Company and the General Partner between March 2020 and December 2020, as Chief Executive Officer of the Company and the General Partner between January 2012 and March 2020, and as a director of the General Partner between January 2012 and May 2021. He also served as President of the Company between the date of its formation in October 2005 and December 2011. Prior to 2005, Mr. Perkins served predecessor Targa companies as President since their founding in 2003. Prior to that, Mr. Perkins served in various leadership roles within the energy industry across several different companies, had employment experience with companies operating in both the midstream and upstream sectors, and was a management consultant with McKinsey & Company working primarily in energy. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his past services as Executive Chairman of the Board and as President and Chief Executive Officer, coupled with his broad experience in the energy industry, and specifically in the midstream sector, his engineering and business educational background, his experience with the investment community, and experiences on other boards enable Mr. Perkins to provide a valuable and unique perspective to the Board on a range of business and management matters.

Rene R. Joyce has served as a director of the Company since its formation in October 2005. Mr. Joyce previously served as Executive Chairman of the Board of the Company and the General Partner between January 2012 and December 2014 and as a director of the General Partner between October 2005 and May 2021. He also served as Chief Executive Officer of the Company between October 2005 and December 2011 and the General Partner between October 2006 and December 2011. He also served as an officer and director of an affiliate of the Company during 2004 and 2005 and was a consultant for the affiliate during 2003. Mr. Joyce served as a director of Apache Corporation between May 2017 and May 2021. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell from 1998 through 1999 and President of energy services of Coral, a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas, during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of the Company, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the Board with executive counsel on the full range of business, technical, and professional matters.

Charles R. Crisp has served as a director of the Company since its formation in October 2005. He also served as a director of the General Partner between March 2016 and May 2021 and a director of an affiliate of the Company during 2004 and 2005. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of Southern Company Gas (formerly known as AGL Resources Inc.), a subsidiary of The Southern Company, and EOG Resources Inc. He was a director of Intercontinental Exchange Inc. from 2002 until May 2022. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership

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and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board.

Ershel C. Redd Jr. has served as a director of the Company since February 2011. Mr. Redd previously served as a director of the General Partner between March 2016 and May 2021. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President—Commercial Operations from October 2002 through July 2006, as President—Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board.

Laura C. Fulton has served as a director of the Company since February 2013. Ms. Fulton previously served as a director of the General Partner between February 2013 and May 2021. Ms. Fulton has served as the Senior Vice President and Chief Financial Officer of the American Bureau of Shipping since July 2021 and previously served as the Vice President of Finance from January 2020 until July 2021. Ms. Fulton served as the Chief Financial Officer of Hi-Crush Proppants LLC from April 2012 until December 2019 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, from May 2012 until May 2019 and its successor, Hi-Crush Inc., from May 2019 to December 2019. During July 2020, Hi-Crush Inc. and each of its direct and indirect wholly-owned domestic subsidiaries (including Hi-Crush Proppants LLC) (collectively, “Hi-Crush”) filed for protection under Chapter 11 of the Federal Bankruptcy Code. During October 2020, Hi-Crush’s Chapter 11 Plan of Reorganization was confirmed. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC (“AEI”), an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her positions with a publicly-traded company and master limited partnership, also brings industry and capital markets experience to the Board.

Waters S. Davis, IV has served as director of the Company since July 2015. Mr. Davis previously served as a director of the General Partner between March 2016 and May 2021 and as President of National Christian Foundation, Houston from July 2014 until December 2020. Mr. Davis was Executive Vice President of NuDevco LLC (“NuDevco”) from December 2009 to December 2013. Prior to his employment with NuDevco, he served as President of Reliant Energy Retail Services from June 1999 to January 2002 and as Executive Vice President of Spark Energy from April 2007 to November 2009. He previously served as a senior executive at several private companies and as an advisor to a private equity firm, providing operational and strategic guidance. Mr. Davis also serves as a director of Milacron Holdings Corp. Mr. Davis brings expertise in the retail energy, midstream and services industries, which enhances his contributions to the Board.

Robert B. Evans has served as a director of the Company since March 2016. Mr. Evans previously served as a director of the General Partner between February 2007 and May 2021. Mr. Evans is also a director of New Jersey Resources Corporation and One Gas, Inc. Mr. Evans was a director of Sprague Resources GP LLC until October 2018. Mr. Evans was the President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. Mr. Evans served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans also served as President of Duke Energy Gas Transmission beginning in 1998 and was named President and Chief Executive Officer in 2002. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of marketing and regulatory affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998. Mr. Evans’ extensive

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experience in the gas transmission and energy services sectors enhances the knowledge of the Board in these areas of the oil and gas industry. As a former President and CEO of various operating companies, his breadth of executive experiences is applicable to many of the matters routinely facing the Company.

Beth A. Bowman has served as a director of the Company since September 2018. Ms. Bowman previously served as a director of the General Partner between September 2018 and May 2021. Ms. Bowman has served as a director of Sprague Resources GP LLC, the general partner of Sprague Resources LP (“Sprague”), from October 2014 until November 2022. Ms. Bowman held management positions at Shell Energy North America (US) L.P. (“Shell Energy”) for 17 years until her retirement in September 2015. While at Shell Energy, she held the roles of Senior Vice President of the West and Mexico and later as the Senior Vice President of Sales and Origination for Shell’s North America business. Prior to joining Shell Energy, Ms. Bowman held management positions at Sempra Energy Trading and Sempra’s San Diego Gas & Electric utility in various areas including trading and marketing, risk management, fuel and power supply, regulatory, finance and engineering. Ms. Bowman also served on the board of the California Power Exchange and the board of the California Foundation of Energy and Environment from 2004 until 2015. Ms. Bowman’s extensive energy industry background, including her experience in origination, commodities markets and risk management enhances the knowledge of the Board in these areas of the oil and gas industry.

Lindsey M. Cooksen has served as a director of the Company since June 2020. Ms. Cooksen previously served as a director of the General Partner between June 2020 and May 2021. Ms. Cooksen has served as the founder and managing director of Cooksen Wealth, LLC, a wealth management firm, since April 2019. She previously held various positions with Morgan Stanley Private Wealth Management (“Morgan Stanley”) from August 2009 to April 2019. While at Morgan Stanley she held the roles of Private Wealth Advisor, Family Wealth Director and Portfolio Management Director. She also previously worked for Citigroup Global Investment Bank between July 2005 and August 2007. Ms. Cooksen’s extensive corporate experience in the financial services industry, including wealth management and portfolio construction, tax planning and analysis and risk mitigation brings financial experience and an investor’s perspective to the Board.

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Summary of Director Qualifications and Experience

This table provides a summary view of the qualifications and attributes of each director and director nominee.

Directors

Knowledge, Skills, Experience

Accounting			∎				∎	∎	∎	∎	∎

Business Operations	∎	∎		∎	∎	∎		∎	∎	∎	∎

Capital Management	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Corporate Governance Leadership		∎		∎	∎	∎	∎	∎	∎	∎	∎

Executive Experience	∎	∎		∎	∎	∎	∎	∎	∎	∎	∎

Financial Expertise	∎		∎	∎	∎	∎	∎	∎	∎	∎	∎

HR / Compensation				∎	∎	∎		∎	∎	∎	∎

Independence	∎		∎	∎	∎	∎	∎	∎			∎

Industry Experience	∎	∎		∎	∎	∎	∎	∎	∎	∎	∎

Legal / Regulatory	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Mergers & Acquisitions	∎	∎		∎	∎	∎	∎	∎	∎	∎	∎

Public Company Board Experience	∎			∎	∎	∎	∎	∎		∎	∎

Risk Management	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Strategic Planning / Oversight	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Demographic Background

Targa Board Tenure (Years) (1)	4	2	3	12	7	6	9	12	3	10	11

Gender (Male / Female)	F	M	F	M	M	M	F	M	M	M	M

Race / Ethnicity

Asian / Pacific Islander		∎

Black			∎

Caucasian / White	∎			∎	∎	∎	∎	∎	∎	∎	∎

Hispanic / Latino

Native American

(1)	As of the date of the Annual Meeting. Tenure calculated from the closing date of the Targa initial public offering.

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Board Composition and Governance Highlights

73% Board Independence	36% Board Diversity

Average Tenure = 7.2 Years(1)	Average Age = 63.9

(1)	As of date of the Annual Meeting. Tenure calculated from the closing date of the Targa initial public offering.

97% Support on Say on Pay in 2022	100% Independent Audit, Compensation, and Nominating and Governance Committees

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MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors currently consists of eleven members. The Board of Directors reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence” and, based on this review, determined that Mses. Bowman, Cooksen and Fulton and Messrs. Crisp, Davis, Evans, Joyce and Redd are independent within the meaning of the NYSE listing standards currently in effect. The Board held ten meetings during 2022. In addition, the independent members of the Board of Directors meet in executive session without the presence of the CEO or other members of management at least once annually. During 2022, each of the directors that served on the Board of Directors during the year attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2023, 2024 and 2025, respectively. The Class I directors are Messrs. Chung and Crisp and Ms. Fulton, the Class II directors are Messrs. Evans, Redd and Perkins and Mses. Bowman and Cooksen and the Class III directors are Messrs. Davis, Joyce and Meloy. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Management Committee and Sustainability Committee, and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Mses. Cooksen and Fulton and Mr. Evans. Ms. Fulton is the Chairman of this committee. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee is independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Ms. Fulton is an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

The Audit Committee:

∎

Oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent auditors, the scope of our annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices;

∎	Oversees our compliance programs relating to legal and regulatory requirements and our cybersecurity efforts and measures; and

∎	Reviews our risk management program regarding enterprise-wide risks (including those associated with ESG policies, trends, and issues) and mitigants.

We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/ corporate-governance. The Audit Committee held four meetings during 2022.

Compensation Committee

The members of our Compensation Committee are Messrs. Davis and Evans and Ms. Bowman. Mr. Evans is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for

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officers, directors and other employees. This includes establishing our ESG-linked compensation program, aligning executive compensation with sustainability goals and targets, and assessing our ESG performance. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Compensation Committee held five meetings during 2022. Our Board of Directors has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. In May 2022, the Compensation Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant” or “Meridian”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us.

In May 2022, the Compensation Committee considered the independence of Meridian in light of SEC rules and the NYSE listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors:

∎	Other services provided to us by Meridian;

∎	Fees paid by us as a percentage of Meridian’s total revenue;

∎	Policies or procedures maintained by Meridian that are designed to prevent a conflict of interest;

∎	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

∎	Any stock of the Company owned by the individual consultants involved in the engagement; and

∎	Any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Meridian did not raise any conflict of interest.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Crisp and Davis and Ms. Fulton. Mr. Davis is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. This committee also oversees, evaluates, and monitors social, governance, political, human rights, and public policy trends, issues and concerns and other corporate responsibility matters. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/ investors/ corporate-governance. The Nominating and Governance Committee held three meetings during 2022. Our Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the NYSE’s rules governing board membership.

In evaluating director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

Risk Management Committee

The members of our Risk Management Committee are Ms. Bowman and Messrs. Joyce and Perkins. Ms. Bowman is the Chairman of this committee. This committee oversees our commodity price and commodity basis risk management and hedging activity.

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The primary purpose of our commodity risk management activities is to hedge our exposure to price risk and to mitigate the impact of fluctuations in commodity prices on cash flow.

Sustainability Committee

The members of our Sustainability Committee are Ms. Cooksen and Messrs. Chung, Crisp and Joyce. Mr. Chung is the Chairman of this committee. This committee oversees the Company’s material environmental, social, and sustainability matters.

The primary purpose of our Sustainability Committee is to assist the Board in overseeing our compliance with all laws, regulations and Company policies and procedures related to material environmental, social and governance (“ESG”) matters, including our stakeholder engagement program as it relates to ESG and the establishment and retention of a sustainable and diverse workforce. Our Sustainability Committee also oversees governance in relation to ESG matters and management’s process for establishing and implementing a strategy to integrate sustainability into various business activities of the Company to create long-term stockholder value.

We have adopted a Sustainability Committee charter defining the committee’s primary duties that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

∎	Role and functions of the Board of Directors

∎	Qualifications and independence of directors

∎	Size of the Board of Directors and director selection process

∎	Committee functions

∎	Meetings of non-employee directors

∎	Self-evaluation

∎	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at www.targaresources.com/investors/corporate-governance)

∎	Compensation of the Board of Directors

∎	Succession planning

∎	Access to senior management and to independent advisors

∎	New director orientation

∎	Continuing education

The Corporate Governance Guidelines are posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Chung has served as Chairman of the Board of the Company’s Board of Directors since January 1, 2021 and served as Executive Vice President and Senior Legal Advisor of the Company between March 1, 2020 and December 31, 2020. Mr. Meloy has served as Chief Executive Officer and as a director of the Company since March 1, 2020. Although the positions of Chief Executive Officer and Chairman of the Board of Directors are held currently by different individuals, our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To further ensure a strong and independent board, the Board appointed Mr. Evans as Lead Independent Director, and all directors of the Company, other than Messrs. Chung, Meloy and Perkins, are independent. Given the strong leadership of the Company’s CEO, the effective counterbalancing role of the Chairman, the strong Lead Independent Director, and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders.

In his capacity as chair of the meetings of non-management directors, Mr. Chung provides, in conjunction with the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors and (ii) provides the Board’s guidance and feedback to the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

In his capacity as the Lead Independent Director, Mr. Evans (i) presides at executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors and (ii) presides at Board meetings of the non-management directors in the Chairman’s absence. The Lead Independent Director is available for consultation and direct communication with major stockholders, if requested.

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The non-management members of the Board of Directors regularly meet in executive session without the presence of the CEO or other members of management. In addition, the independent members of the Board of Directors meet in executive session without the presence of the CEO or other members of management at least once annually. Mr. Chung is chair of meetings of the non-management directors and Mr. Evans chairs the meetings of the independent directors.

Board Composition

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. Although the Nominating and Governance Committee does not have a formal policy with respect to diversity or apply a strict “Rooney Rule” approach, the Committee considers a diverse pool of candidates for new member election to the Board of Directors, considering each candidate’s individual business and professional experience, demonstrated leadership ability, diversity, and acumen (financial, industry, technology, investor, ESG, and other specialized skills). We view and define diversity in a broad sense, which includes gender, ethnicity, age, education, industry/profession, experience, and leadership qualities. In assessing the composition of the Board of Directors, the Board and the Nominating and Governance Committee strive to achieve an overall balance of diversity of backgrounds and experience with a complementary mix of skills, viewpoints, and professional experience in areas relevant to the Company’s business and strategy.

When recommending director candidates, the Nominating and Governance Committee also considers and reviews each candidate’s business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team and willingness to commit the required time to serve as a board member and familiarity with the Company and its industry. Over the past four years, the gender diversity on our Board has risen from 10% to 27%. We will continue to ensure that the benefits of increasing diversity are a central part of the Nominating and Governance Committee’s deliberations on potential appointments and included in the Board’s process for succession planning, including within our Board refreshment plans and part of our annual evaluation of Board effectiveness and composition.

When identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including the Chairman of the Board, Mr. Chung, or the Lead Independent Director, Mr. Evans), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that eight directors (Mses. Bowman, Cooksen and Fulton and Messrs. Crisp, Davis, Evans, Joyce and Redd) are independent.

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Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors has determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Ms. Fulton, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks of the Company and the management of such risks. For example, the Board of Directors, including the committees of the Board of Directors:

∎

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

∎	oversees the Company’s enterprise risk management process;

∎

has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of the Company’s capital expenditures and investments exceeding that authority; and

∎	monitors the Company’s hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other risks such as the credit risks associated with counterparty exposure and our cybersecurity efforts and measures. Management and the Company’s external auditors report regularly to the Audit Committee on those subjects. The Company’s Board of Directors and Sustainability Committee oversee our ESG-related risks and environmental and safety performance. Given the strong leadership of the Company’s CEO, the effective counterbalancing role of the Chairman and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders in overseeing and managing the Company’s major risks.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. Eleven of the twelve directors serving at the time attended the annual meeting of stockholders in 2022.

Shareholder Engagement

We communicate with our shareholders through various platforms, including SEC filings, quarterly earnings calls and press releases, investor conferences, our sustainability report, and regular shareholder engagement calls. We regularly engage with our shareholders throughout the year to discuss our business strategy and performance, corporate governance, sustainability, executive compensation, and other topics. These engagements provide an important platform for Targa’s management team and Board of Directors to communicate business, sustainability, and other updates to shareholders and receive feedback on key topics. These discussions typically include some combination of our Executive Management team and Investor Relations.

Additionally, we also conduct an annual outreach to our top 25 shareholders specifically related to sustainability, and these discussions typically include some combination of our CFO, General Counsel, SVP of Sustainability, and VP of Finance and Investor Relations. During 2022, our top 25 shareholders represented approximately 63% of shares outstanding. We engaged directly with shareholders representing approximately 50% of shares outstanding. We receive important feedback from these shareholders conversations that we report to our Board of Directors. In our dialogue with shareholders over the past couple of years, they have provided positive feedback around the Company’s overall business strategy and execution. Our investors positively highlighted our strong operational and financial performance, coupled with our strong balance sheet, which positioned us to return increasing capital to our shareholders through a higher common dividend and share repurchases. Additionally, shareholders expressed continued appreciation for our executive compensation practices and our commitment to engage with our shareholders on executive compensation has led to two consecutive years where our Say on Pay

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has seen 97% support or higher. Our shareholders also provided feedback around our efforts towards advancing and enhancing our sustainability disclosures across each of the ESG pillars. Specific to our continuing discussions around our climate disclosures, investors positively received our increased disclosures around methane emissions and activities, total greenhouse gas emissions reduction efforts, and our formal engagement of a third party to assist in our evaluation of the Task Force for Climate-Related Financial Disclosures (“TCFD”), a voluntary framework for climate-related assessment and reporting. Beyond this, investors viewed positively:

∎	Our goal to reduce our methane intensity to 0.08% for our gathering and boosting segment and to 0.11% for our processing segment by 2025, and that we remain on track to achieve our goal;

∎

Our establishment of a Board Sustainability Committee to oversee sustainability matters as well as oversee management’s process for establishing and implementing a strategy to integrate sustainability into various business activities, with the goal of creating long-term stakeholder benefits;

∎

Our appointment of a dedicated Senior Vice President of Sustainability, who, with the CEO and Executive Management team, oversees development, implementation, and reporting of our ESG practices, and participates in our ERM process with engagement and oversight from the Board of Directors; and

∎	Our tying 10% of cash awards under our annual incentive compensation program to sustainability performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) reviews the elements and objectives of Targa’s executive compensation program and the decision-making process by our Compensation Committee in support of those objectives. We encourage you to read this CD&A in combination with the compensation tables that follow for context regarding the Committee’s 2022 decisions on compensation for our Named Executive Officers (NEOs), as listed below.

2022 Named Executive Officers	Matthew J. Meloy	Chief Executive Officer (CEO)
	Jennifer R. Kneale	Chief Financial Officer (CFO)
	Patrick J. McDonie	President – Gathering and Processing
	D. Scott Pryor	President – Logistics and Transportation
	Robert M. Muraro	Chief Commercial Officer

Executive Summary

2022 Business Environment

In 2022, a structural shift emerged across global economies as global events underscored the critical nature of safe, reliable and affordable fossil fuels to support everyday life domestically and around the world. As one of the largest independent midstream infrastructure companies in North America, Targa remains focused on delivering natural gas and natural gas liquids from wellhead to domestic and global markets safely, helping to meet the world’s growing demand for cleaner fuel and feedstocks that help support higher standards of living. Cost advantaged supply basins like the Permian, where we are the largest gatherer and processor of natural gas, will continue to be a key supplier of hydrocarbons for decades to come. We continue to invest in infrastructure to meet the needs of our producer customers to connect domestic supply to demand markets here and abroad.

2022 Performance Highlights

Added to S&P 500 in October 2022	2022 was a pivotal year for Targa across many dimensions. Our overall business performed well in 2022, led by our leadership position in the Permian Basin and our integrated NGL platform. Complemented by strong safety performance, we achieved record operational performance across both our Gathering and Processing and Logistics and Transportation segments. Our full year average Permian natural gas inlet volumes increased 36% when compared to 2021. Improving business fundamentals drove record volumes through our Permian G&P systems and through our Logistics and Transportation systems, demonstrating the strength of our integrated position. Additionally, we increased our size and scale in the Permian with the completion of a strategic Delaware Basin acquisition in July.

Adjusted EBITDA $2.9 billion	Our full year net income for 2022 was a record $1.2 billion. We achieved record full year Adjusted EBITDA of $2.9 billion in 2022, a 41% increase over 2021 and we generated $1.1 billion of free cash flow in the year. We increased returns to our shareholders through a higher annualized common dividend and executed on common share repurchases throughout the year. Our strategic efforts around strengthening our balance sheet and leverage metrics over the past couple of years supported Targa achieving investment grade credit ratings from Fitch, Moody’s and S&P during the first half of 2022. We remain focused in preserving our strong balance sheet which provides us with the financial flexibility to continue to invest in attractive opportunities and return increasing capital to our shareholders over time through annual dividend increases and supplemented with share repurchases. In October 2022, we were added to the S&P 500. See Appendix A for a discussion of Adjusted EBITDA and free cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

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In 2022, we safely completed and placed into service our new Legacy plant in Permian Midland and our Red Hills VI plant in Permian Delaware on time and on budget. We believe that with our best in class Permian wellhead to water NGL business, complemented by our strong balance sheet, we are well positioned to continue to identify attractive, high returning growth opportunities that leverage our integrated system, which supports our successful outlook for 2023 and beyond.

Shareholder Outreach

∎	We regularly meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters such as executive compensation and ESG matters.

∎	These discussions typically include some combination of our CFO, General Counsel, SVP of Sustainability and Environmental, Safety and Health (ES&H) and VP, Finance and Investor Relations.

∎	Our say-on-pay vote has been strong over the past two years, with 98% support in 2021 and 97% support in 2022.

∎

With a desire to broaden our perspective and improve our communications related to executive compensation, governance, ESG, sustainability and related matters, we expect to continue to engage in annual outreach on those topics targeting our top 25 shareholders.

2021 Outreach	2022 Outreach
Top 25 shareholders contacted	Top 25 shareholders contacted
Top 25 represented 62% of outstanding shares	Top 25 represented 63% of outstanding shares
14 meetings conducted	16 meetings conducted
Say on Pay Support: 98%	Say on Pay Support: 97%

During our 2022 outreach, our shareholders generally expressed support for the design and administration of our current programs, and our program was further endorsed by the results of the say-on-pay advisory vote conducted in 2022. Our Compensation Committee will continue to consider improvements to our programs in light of shareholder feedback, changing industry conditions, and evolving best practices.

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2022 EXECUTIVE COMPENSATION PROGRAM SNAPSHOT

Compensation Philosophy and Guiding Principles

The philosophy underlying our executive compensation program is to employ the best leaders in our industry to ensure we execute on our business goals, promote both short-and long-term profitable growth of the Company and create long-term shareholder value. As such, our program is grounded in the following principles:

∎

Competitiveness. Our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market where we compete for executive talent, which encompasses not only diversified midstream companies but also other companies in the energy industry.

∎

Performance Accountability. Our executive compensation program should ensure an alignment between our strategic, operational and financial performance and the total compensation received by our NEOs. This includes providing compensation for performance that reflects individual and company performance both in absolute terms and relative to our Peer Group.

∎

Shareholder Alignment. Our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation. Performance-based compensation acts as a valuable means of supporting our strategic goals and business objectives and aligning the interests of our NEOs with those of our shareholders.

Good Governance Foundation

The following practices and policies in our executive compensation program promote sound compensation governance and align the interests of our shareholders and executives:

What We Do	What We Don’t Do

✓  Provide majority of NEO compensation
in the form of performance-based, at-risk,
long-term compensation

✓  Use a combination of absolute and relative performance metrics in incentive plans

✓  Maintain a comprehensive clawback policy
aligned with current industry norms

✓  Complete an annual compensation
risk assessment

✓  Maintain executive and director share
ownership guidelines

✓  Retain an independent consultant to
advise the Committee

× No employment contracts

× No single-trigger change-in-control
severance arrangements

× No single-trigger change-in-control
vesting for NEO equity awards

× No excise tax gross-ups

× No perquisites or supplemental benefits
not generally available to other employees

× No hedging or pledging of Company stock

× No executive compensation practices
that promote excessive risk

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Elements of Pay

The following principle pay elements support the grounding principles of our program:

Element	Key Characteristics	Guiding Principles
		Competitiveness	Performance Accountability	Shareholder Alignment

Base Salary	∎ Annual fixed cash compensation ∎ Critical factor in attracting and retaining qualified talent	✓

Annual Incentives	∎ Annual variable cash award ∎ Tied to achievement of key financial, operational, and strategic objectives	✓	✓	✓

Long-Term Incentives

∎   Equity-based awards vesting over multiple years:

–  50% Performance share units (PSUs)

–  50% Restricted stock units (RSUs)

∎   Ties a majority of NEO compensation to creation of long-term value and encourages NEOs to build meaningful equity ownership stakes

		✓	✓	✓

Pay Mix

Emphasis on at-risk variable compensation. We remain committed to our emphasis on at-risk, incentive-based pay – with payouts tied to our performance through several strategic and financial objectives including relative TSR, and realizable pay heavily dependent upon our ability to grow shareholder value. The charts below show the mix of total direct compensation of our CEO and our other NEOs for 2022. These charts illustrate that a majority of NEO total direct compensation is at-risk (91% for our CEO and an average of 83% for our other NEOs).

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Target Total Direct Compensation Mix

CEO Pay at a Glance

Realizable pay aligned with performance. Our emphasis on at-risk, variable and performance-based pay elements, particularly equity incentives, helps to ensure actual compensation realized by our NEOs aligns with returns to our shareholders. As shown in the charts below, CEO realizable pay over the past three and five year periods has aligned closely with our total shareholder return performance.

Realizable compensation includes base salary, actual annual cash incentive earned, and the value of any equity incentive grants valued based upon the period-ending stock price. For our annual comparison of realizable pay to TSR performance, the applicable stock price is the December 31st of each year. For our three-year cumulative summary, the applicable stock price is the closing price on December 31, 2022. Any performance award granted and settled within the five-year or three-year period covered has been adjusted for actual payout percent. Awards that are still outstanding have been valued assuming a target payout. Note that the “realizable pay” calculations within this CD&A are not intended to be calculated in accordance with the SEC’s rules regarding “compensation actually paid” within the section below titled “Pay versus Performance.”

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OUR DECISION MAKING PROCESS

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which may be accessed at our website, www.targaresources.com, by clicking “Investors,” and then “Corporate Governance.”

The Role of Senior Management

Members of our senior management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Our CEO reviews his recommendations pertaining to NEO pay with the Compensation Committee, providing transparency and oversight. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. The members of the Compensation Committee make all final determinations regarding CEO and NEO compensation.

The Role of the Independent Consultant

The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Compensation Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically requests proposals from other potential consulting firms to ensure the independent compensation consultant is meeting its needs. During 2022, the Compensation Committee retained the services of Meridian Compensation Partners (Meridian) as its independent compensation consultant for matters related to executive and non-management director compensation.

The Compensation Committee assessed the independence of Meridian as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflicts of interest raised by the work performed by Meridian that would prevent the consultant from serving as an independent advisor to the Compensation Committee.

The Role of Market References in Setting Compensation

For purposes of setting compensation levels for 2022, the Compensation Committee worked with its independent compensation consultant to review market data from our peers and from broader market survey sources to provide a reference and framework for decisions about the base salary and target annual and long-term incentives for each NEO. The Compensation Committee considers this information carefully and generally desires to be competitive approximately at the market median for total compensation opportunities, although we do not formally benchmark any item of compensation to a specific level compared to our peers. Consequently, in setting pay levels of our NEOs, the Committee considers a variety of additional factors, including individual performance, competencies, skills, potential, prior experience, scope of responsibility and accountability within the organization.

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Compensation Peer Group

For purposes of setting compensation levels for 2022, the Compensation Committee worked closely with Meridian and senior management to develop a representative peer group. The 2022 compensation peer group, which was the same as our 2021 compensation peer group, consisted of a mix of 18 midstream and exploration and production companies of similar financial size that we believe are a reasonable reflection of the market in which we compete for executive talent.

2022 Compensation Peer Group

APA Corporation	Enterprise Products Partners L.P.	NuStar Energy L.P.

Cheniere Energy, Inc.	EnLink Midstream Partners, L.P.	ONEOK, Inc.

Crestwood Equity Partners, L.P.	Equitrans Midstream Corporation	Ovintiv, Inc.

Devon Energy Corporation	Kinder Morgan, Inc.	Pioneer Natural Resources Company

Diamondback Energy, Inc.	Magellan Midstream Partners, L.P.	Plains All American Pipeline, L.P.

Energy Transfer Equity, L.P.	Marathon Oil Corporation	Williams Companies, Inc.

Targa Percentile Rank vs. Peers – Key Financial Measures(1)

Annual revenues	Total Assets	Enterprise Value
73rd percentile	36th percentile	50th percentile

(1)	As presented to the Compensation Committee in May 2022. Source: S&P Capital IQ

The Compensation Committee reviews the composition of our peer group every year with its independent consultant in order to ensure that the companies in the group continue to reflect an appropriate reference point for NEO compensation at Targa.

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2022 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

The Compensation Committee approved adjustments to base salaries for the NEOs for 2022 based on its assessment of the compensation market, expected salary increases across the midstream sector, and projected salary adjustments for other employees within Targa.

The 2022 base salary rates for our NEOs were as follows:

NEO	Year End 2021 Salary	Year End 2022 Salary	Percent Change 2021 to 2022

Meloy	$ 875,000	$ 900,000	3%

Kneale	575,000	600,000	4%

McDonie	525,000	540,000	3%

Pryor	525,000	540,000	3%

Muraro	525,000	540,000	3%

Annual Incentives

For 2022, our NEOs were eligible to receive annual incentive awards under the 2022 Annual Incentive Compensation Program which consists of cash awards under the 2010 Stock Incentive Plan (the “2022 Bonus Plan”), which was approved by the Compensation Committee in January 2022.

Target Bonus Amounts. Target bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation Committee also considers market data in setting target bonus amounts. The 2022 target bonus opportunities were as follows:

NEO	2022 Target Bonus (% of Salary)	2022 Target Bonus ($)

Matthew J. Meloy	200%	$ 1,800,000

Jennifer R. Kneale	125%	750,000

Patrick J. McDonie	100%	540,000

D. Scott Pryor	100%	540,000

Robert M. Muraro	100%	540,000

2022 Bonus Plan Funding Levels. Annual bonus awards are based upon a rigorous evaluation of results across a variety of financial, operational and strategic categories. Performance is measured against a combination of:

∎	Pre-established financial and operational goals; and

∎	Key strategic business priorities.

Plan funding incorporates formulaic quantitative evaluation and qualitative evaluation based on a holistic evaluation by the Compensation Committee. We believe this balance of formulaic and qualitative evaluation is critical, reflecting the complexity of our business and our desire to ensure that decision-making over the short-term remains focused on producing sustainable growth over the long term.

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Evaluation of 2022 Performance. Our evaluation of performance in the annual incentive program includes consideration of performance on multiple factors within three general categories and with a safety category overlay:

Category	What it includes	Why it is important
Financial Performance	∎ Distributable cash flow per share ∎ Adjusted EBITDA	Distributable cash flow per share, Adjusted EBITDA and balance sheet management together emphasize the importance of profitable growth grounded in prudent fiscal management
Operational Performance	∎ Operational Execution Volume growth ∎ Cost discipline ∎ Project and commercial execution

Stresses the importance of operational excellence, project execution and optimization of asset utilization through increasing volumes, while focused on effective cost discipline. Commercial execution to focus on integrated and fee-based business – key drivers of value creation

Sustainability	∎ Environmental, social and governance (ESG)

Promotes focus on investment in human capital and on incorporating the interests of all key stakeholders in the execution of our business strategy to help ensure that annual performance leads to sustainable long-term growth as well as continued improvement of environmental performance

Safety

∎  A holistic scorecard including quantitative and qualitative evaluation of incident rates, severity, process improvement, and other safety-related items

∎  Operates outside plan as a modifier that can reduce plan payout if performance is below expectations, but will not be used to increase plan payouts

Stresses critical nature of safe operations and reinforces philosophy that strong safety performance is an expectation and not a justification for increased incentive compensation

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The table below provides the more specific items within the first three general categories that our Compensation Committee used when setting and determining the 2022 bonuses.

Category	Priorities	Achievements	Score
Financial Performance (60%)	DCF/Share Results	Threshold: $7.73 – Target: $8.59 – Max: $9.88 Actual performance: $10.08	2.50
	Adjusted EBITDA*	Threshold: $2,200 – Target $2,444 – Max: $2,811 Actual performance: $2,901 million	2.50
Operational Performance (30%)	Volume growth	Threshold and maximum +/- 5% variance to 11% guidance Actual performance: 28%	2.00
	Cost discipline	Threshold: $1,169MM – Target: $1,063MM – Max: $957 MM Actual performance: $1,183 million	0.00
	Project & commercial execution	Threshold set at achievement of quarterly in-service dates and planned budgets for major projects, may exceed target with successful efforts towards corporate simplification. Results: Legacy and Red Hills VI plants completed on-time and on-budget; achieved our commercial efforts for corporate simplification by selling our interest in GCX, repurchasing our DevCo interests, redeeming the TRC preferred stock and other simplification goals; successfully integrated two acquisitions.	2.00
Sustainability (10%)	Talent Management	Continue focus on identification and retention of talented employees Actual performance: time to fill open positions continues to decrease and voluntary turnover flat compared to 2021	1.00
	ESG (Environmental, Social, Governance)

Continue to advance: disclosures; investor and other stakeholder dialogue; progress toward methane intensity goals; and reduction in flaring from unplanned events.

Actual performance: increased aerial surveys/compressor station methane monitoring; continued focus on flaring reduction; significant efforts with ONE Future and API on methane emissions; established full time role for Senior Vice President of Sustainability with dedicated team; continued evaluation of TCFD work processes and other frameworks; improved disclosures and continued improvement in dialogue with investor community and other stakeholders.

*	For a description of how Adjusted EBITDA is calculated as compared to values included in our financial statements, please see additional information on Appendix A.

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2022 Bonus Plan Payouts. The Compensation Committee separately reviewed our safety performance for 2022, which included improvements in process and communication, a slight reduction in overall incident rate and a decrease in severity. The Compensation Committee did not apply any adjustment to the pool to reflect safety performance.

Based on the Company’s strong financial and operational performance during 2022, the Committee approved the bonus pool at 2.0x target.

Category	Payout Factor	Weight	Weighted Factor

Financial	2.50	60%	1.50

Operational	1.33	30%	0.40

Sustainability	1.00	10%	0.10

Total Calculated Payout			2.00

Total Approved Payout (capped for maximum payout under the 2022 Bonus Plan)			2.00

Individual Performance Multiplier. The Compensation Committee also evaluated the executive group and each officer’s individual performance for the year and determined that there were no special circumstances that would result in adjustment to any NEO’s performance factor for 2022. As a result, the Compensation Committee determined a performance multiplier of 1.0x should be applied to each named executive officer for 2022 based on the officer’s individual performance and performance as part of the executive team.

Settlement of 2022 Bonus Awards. The following table reflects the actual awards received by our NEOs under the 2022 Bonus Plan:

NEO	Target Bonus ($)	Individual Performance Factor	Company Performance Factor	Actual Bonus Paid (Cash)

Meloy	1,800,000	1.00	2.00	3,600,000

Kneale	750,000	1.00	2.00	1,500,000

McDonie	540,000	1.00	2.00	1,080,000

Pryor	540,000	1.00	2.00	1,080,000

Muraro	540,000	1.00	2.00	1,080,000

2023 Annual Incentive Cash Compensation Program. For 2023, our NEOs are eligible to receive annual cash awards under the 2023 Annual Incentive Cash Compensation Program (the “2023 Bonus Plan”), which was approved by the Compensation Committee in March 2023. The payments under the 2023 Bonus Plan consist of cash awards that may be made under our 2010 Stock Incentive Plan. Our evaluation of performance in the 2023 Bonus Plan includes consideration of performance on multiple factors within three general categories and with a safety category overlay, substantially similar to our 2022 incentive plan design.

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Long-Term Equity Incentives

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2022, the Company granted equity compensation under our Stock Incentive Plan as follows:

Type of Equity Award	Weight	Description

Performance Share Units (PSUs)	50%	Vest at the end of a three-year period contingent on the achievement of the Company’s total shareholder return (TSR) relative to the TSR of a specified comparator group of publicly-traded midstream companies (the “LTIP Peer Group”) measured over the three year period

Restricted Stock Units (RSUs)	50%	Vest in full at the end of a three-year period based solely on continued service; RSUs help to secure and retain executives and instill an ownership mentality

We express target long-term equity incentive awards as a total dollar value based on a percentage of the NEO’s base salary. For awards granted in 2022, the specified percentage of each NEO’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are set forth in the following table:

NEO	Target Award (% of Salary)	Target Award ($ Value)	Number of RSUs Granted (#)	Number of PSUs Granted (#)

Meloy	800%	7,200,000	64,748	64,748

Kneale	450%	2,700,000	24,281	24,281

McDonie	325%	1,755,000	15,782	15,782

Pryor	325%	1,755,000	15,782	15,782

Muraro	325%	1,755,000	15,782	15,782

The number of shares subject to each award is determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares measured over a period prior to the date of grant.

Following the end of the 2022 year, the Company adopted an amendment with respect to the outstanding RSU awards that were granted as annual incentive awards during the 2020, 2021 and 2022 calendar years, which would include the 2022 RSUs listed above for the NEOs. Beginning in May 2023, in the event that we issue dividends with respect to our common stock, the holders of the applicable RSU awards will receive a cash payment equal to the amount of the dividends they would have received if they were the holder of record of the shares underlying the RSU awards. The annual RSU awards granted in 2023 were also designed to receive dividend equivalent rights at the same time that holders of our common stock receive dividends.

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2022 PSU Plan Design

PSUs vest depending on the satisfaction of certain service-related conditions and the Company’s TSR relative to the TSR of the members of the LTIP Peer Group measured over a single three-year performance period. For the 2022 PSUs, the LTIP Peer Group was composed of the companies that make up the Alerian US Midstream Index (AMUS), using the following payout schedule:

Relative TSR Attainment vs. Companies in the Alerian US Midstream Index	Guideline Performance Percentage (% of target)

Below 25th percentile	0%

25th percentile	50%

55th percentile	100%

75th percentile or higher	250%

Target payout is set at the 55th percentile to ensure that a target payout requires performance above the median of our performance peers. Payout for performance between threshold and target or between target and maximum are calculated using straight-line interpolation.

The performance period for the 2022 PSUs began on January 1, 2022 and ends on December 31, 2024 and TSR for the period is measured using the following formula:

TSR =	Average closing price at end of period + dividends paid over period
Average closing price at beginning of period

2020 – 2022 PSU Plan Payout

The PSUs granted to our NEOs in 2020 used a similar structure as the 2022 PSUs for the period from January 1, 2020 through December 31, 2022. The LTIP Peer Group for the 2020 PSUs was the companies in the AMUS index as of the beginning of the performance period.

On January 20, 2022, our Compensation Committee determined that the overall vesting percentage that was earned for the 2020 PSUs was 250% of target based upon performance in the top decile of the AMUS index companies:

Targa 3-year TSR Performance	Targa Percentile Rank in AMUS	Percent of Target Earned

87%	91st percentile (5th out of 46 companies)	250%

Because vesting did not occur until our Compensation Committee determined the achievement of applicable performance goals at the beginning of 2022, these awards were still considered “outstanding” as of December 31, 2022 for purposes of the compensation tables that follow this CD&A.

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OTHER EXECUTIVE COMPENSATION PRACTICES AND POLICIES

Stock Ownership Guidelines

Our Compensation Committee has adopted Stock Ownership Guidelines for our independent directors and executive officers. We believe that our Stock Ownership Guidelines align the interests of our executive officers and independent directors with the interests of our stockholders. The guidelines below were established with advice from the Compensation Consultant and are believed to follow market standards.

Ownership Requirement

Chief Executive Officer	5.0 x base salary

Other Executives	3.0 x base salary

Nonemployee Directors	5.0 x annual cash retainer

The CEO, executive officers and directors have five years from the date first subject to the guidelines to meet the applicable ownership levels. Stock owned directly by an officer or independent director as well as unvested restricted stock units will count for purposes of determining stock ownership levels.

Anti-Hedging and Anti-Pledging Policy

All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities. Specifically, the policy provides that officers and directors may not engage in the following transactions: (i) the purchase of our common stock on margin, (ii) short sales of our common stock, or (iii) the purchase or sale of options of any kind, whether puts or calls, or other derivative securities, relating to our common stock. Our Insider Trading Policy also specifies that officers, employees and directors may not enter into pledges of our securities as collateral.

Recoupment Clawback Policy

In December 2019, our Board adopted an executive compensation clawback policy. Our policy provides that performance-based incentive compensation (cash or equity) paid to our Section 16 officers may be recovered in the event of a restatement of the Company’s financial results, or under certain other circumstances, such as an officer’s misconduct that results in an adverse impact on the Company’s financial or stock price performance. In connection with such events, the Compensation Committee will have the right to require the reimbursement or forfeiture of any performance-based incentive payments, including payments under the annual incentive plan and performance-based PSUs, paid to the officer to the extent permitted by applicable law. The clawback policy applies to all performance-based incentive compensation granted following the adoption of the clawback policy.

In addition, the Company is aware of recent updates to the requirements for clawback policies, and will take action to modify the current clawback policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 following implementation of final rules by the NYSE. Furthermore, restricted stock, restricted stock unit and performance share unit agreements covering awards made to our named executive officers and other applicable employees include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

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Compensation Risk Assessment

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year and, for 2022, has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. In addition, the performance objectives applicable to our annual bonus program consist of diverse company-wide and business unit goals, including commercial, operational and financial goals to support our business plan and priorities, which we believe lessens the potential incentive to focus on meeting certain short-term goals at the expense of longer-term risk. Further, our use of long-term equity incentive compensation for 2022 with three-year vesting periods in combination with meaningful ownership requirements serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

Retirement, Health and Welfare, and Other Benefits

Employees are eligible to participate in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”), which helps employees save for retirement through a tax-advantaged combination of employee and company contributions and directly manage their retirement plan assets through a variety of investment options. Under the plan, participants may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution), subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our NEOs: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our NEOs or other employees.

All full-time employees, including our NEOs, are eligible to participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our NEOs, other than minimal parking subsidies.

Change in Control and Severance Benefits

Our ability to build the exceptional leadership team we have today was due in large part to our having the full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage change in control and severance benefits.

The Compensation Committee believes that together, our change in control and severance benefits, which are guided by our governance practices and policies, are well-aligned with those of our peers. More importantly, they foster stability and focus within the senior leadership team by helping to ensure that personal concerns regarding job security do not hinder mergers, reorganizations or other transactions that may be in the best interest of shareholders.

Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

Accounting Considerations

We account for the equity compensation expense for our employees, including our named executive officers, under the rules of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718. This regulation requires us to record an expense for each award of long-term equity incentive compensation over the vesting period of the award based on the fair value at the grant date. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

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Tax Considerations

We consider the impact of various tax rules in implementing our compensation program. Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility by a corporation of compensation in excess of $1,000,000 paid to certain executive officers. Our Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with its compensation philosophy and supports the achievement of its compensation objectives. Therefore, the Compensation Committee has retained the authority to grant appropriate compensation items or awards to our service providers notwithstanding an adverse tax or accounting treatment for that compensation.

Compensation Committee Report

Messrs. Davis and Evans and Ms. Bowman are the members of our Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022. Based on these reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee

Robert B. Evans	Waters S. Davis, IV	Beth A. Bowman

CHAIRMAN	COMMITTEE MEMBER	COMMITTEE MEMBER

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2022

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2022, 2021 and 2020. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total

Matthew J. Meloy Chief Executive Officer	2022	$ 900,000	$ 3,600,000	$ 10,675,003	$ 27,539	$ 15,202,542
	2021	875,000	3,500,000	10,289,456	27,484	14,691,940
	2020	779,967	1,750,000	9,548,519	24,110	12,102,596

Jennifer R. Kneale Chief Financial Officer	2022	$ 600,000	$ 1,500,000	$ 4,003,208	$ 27,539	$ 6,130,747
	2021	575,000	1,150,000	3,380,808	26,015	5,131,823
	2020	524,271	575,000	3,137,404	24,056	4,260,731

Patrick J. McDonie President – Gathering and Processing	2022	$ 540,000	$ 1,080,000	$ 2,601,978	$ 27,225	$ 4,249,203
	2021	525,000	1,050,000	2,508,037	25,770	4,108,807
	2020	501,146	525,000	2,327,447	23,947	3,377,540

D. Scott Pryor President – Logistics and Transportation	2022	$ 540,000	$ 1,080,000	$ 2,601,978	$ 27,225	$ 4,249,203
	2021	525,000	1,050,000	2,508,037	25,770	4,108,807
	2020	501,146	525,000	2,327,447	23,947	3,377,540

Robert M. Muraro Chief Commercial Officer	2022	$ 540,000	$ 1,080,000	$ 2,601,978	$ 27,225	$ 4,249,203
	2021	525,000	1,050,000	2,508,037	25,770	4,108,807
	2020	501,146	525,000	2,327,447	23,947	3,377,540

(1)

For 2022, amounts reported in the “Bonus” column represents the portion of the bonus awarded pursuant to our 2022 Bonus Plan that was paid to the named executive officers in cash. Please see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2022—Annual Incentive Bonus.” As discussed in the CD&A, payments pursuant to our Bonus Plan are ultimately discretionary and not based solely on a formulaic performance structure.

(2)

Amounts reported in the “Stock Awards” column for 2022 represent the aggregate grant date fair value of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan in 2022 computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. Assumptions used in the calculation of these amounts are included in Note 24—Compensation Plans to our “Consolidated Financial Statements” included in our Annual Report on Form 10-K for fiscal year 2022. Detailed information about the value attributable to specific awards is reported in the table under “—Grants of Plan-Based Awards for 2022” below. The grant date fair value of each restricted stock unit subject to the restricted stock unit awards granted on January 20, 2022, assuming vesting will occur, is $56.32. The grant date fair value of each performance share unit subject to the performance share unit awards granted on January 20, 2022, assuming vesting will occur, is $108.55 which is the per unit fair value determined using a Monte Carlo Simulation valuation methodology in accordance with FASB ASC Topic 718. Assuming, instead, a payout percentage for these performance unit awards of 250%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 20, 2022 for each named executive officer is as follows: Mr. Meloy – $9,116,518; Ms. Kneale – $3,418,765; Mr. McDonie – $2,222,105; Mr. Pryor – $2,222,105; and Mr. Muraro – $2,222,105.

(3)

For 2022, “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to each named executive officer under our 401(k) plan and (ii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

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Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance Premiums	Total

Matthew J. Meloy	$ 24,400	$ 3,139	$ 27,539

Jennifer R. Kneale	24,400	3,139	27,539

Patrick J. McDonie	24,400	2,825	27,225

D. Scott Pryor	24,400	2,825	27,225

Robert M. Muraro	24,400	2,825	27,225

Grants of Plan-Based Awards for 2022

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2022:

Name	Grant Date	Estimated Future Payouts Under Performance Share Unit Awards			Equity Awards: Number of Units (#)	Grant Date Fair Value of Equity Awards (2)($)
		Threshold (#)	Target (#)	Maximum (#)

Mr. Meloy	01/20/22 (1)	32,374	64,748	161,870	64,748	10,675,003

Ms. Kneale	01/20/22 (1)	12,140	24,281	60,703	24,281	4,003,208

Mr. McDonie	01/20/22 (1)	7,891	15,782	39,455	15,782	2,601,978

Mr. Pryor	01/20/22 (1)	7,891	15,782	39,455	15,782	2,601,978

Mr. Muraro	01/20/22 (1)	7,891	15,782	39,455	15,782	2,601,978

(1)

These grants on January 20, 2022 are the annual long-term equity incentive awards for 2022 granted to our named executive officers in the form of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan. For a detailed description of how performance achievements will be determined for performance share units, see “Compensation Discussion and Analysis – 2022 Components of Executive Compensation Program In Detail – 2022 PSU Plan Design.”

(2)

The value within the “Grant Date Fair Value of Equity Awards” column was determined by multiplying the shares awarded by the grant date fair value per share computed in accordance with FASB ASC Topic 718: $56.32 for the January 20, 2022 restricted stock unit awards; and $108.55 for the January 20, 2022 performance share units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2022 salaries, bonuses, incentive plans and awards is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2022 restricted stock unit and performance share unit awards under our Stock Incentive Plan.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2022 for each of our named executive officers. None of our named executive officers held any outstanding stock option awards as of December 31, 2022.

	Stock Awards

Name	Number of Shares That Have Not Vested (1)	Market Value of Shares That Have Not Vested (2)	Performance Share Units: Number of Unearned Units That Have Not Vested (3)	Performance Share Units: Market or Payout Value of Unearned Units That Have Not Vested (4)

Matthew J. Meloy	504,551	$37,084,462	459,288	$33,757,668

Jennifer R. Kneale	174,217	12,804,950	158,426	11,644,274

Patrick J. McDonie	136,109	10,003,975	111,950	8,228,325

D. Scott Pryor	136,109	10,003,975	111,950	8,228,325

Robert M. Muraro	142,109	10,444,975	111,950	8,228,325

(1)	Represents the following shares of restricted stock units (and earned performance units) under our Stock Incentive Plan held by our named executive officers:

	Matthew J. Meloy	Jennifer R . Kneale	Patrick J. McDonie	D. Scott Pryor	Robert M. Muraro

January 20, 2017 Award (a)	20,000	12,000	18,000	18,000	24,000

January 16, 2020 Award (b)	85,953	28,242	20,951	20,951	20,951

January 16, 2020 Award (c)	214,883	70,605	52,378	52,378	52,378

January 19, 2021 Award (d)	118,967	39,089	28,998	28,998	28,998

January 20, 2022 Award (e)	64,748	24,281	15,782	15,782	15,782

Total	504,551	174,217	136,109	136,109	142,109

(a)

The restricted stock units awarded January 20, 2017 as a retention grant vest (i) 30% on January 20, 2021, (ii) 30% on January 20, 2022 and (iii) 40% on January 20, 2023, contingent upon continuous employment through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(b)

The restricted stock units awarded January 16, 2020 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 16, 2023, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(c)

The awards in this row originally related to performance share units granted in 2020, but for which the performance period ended on December 31, 2022. Because the awards were no longer subject to performance conditions, but would not be deemed “vested” until the Compensation Committee determined performance levels in early 2023, they are still deemed to be outstanding for purposes of this table, subject only to time-based vesting requirements. The target awards were multiplied by 250%, the actual adjustment factor applied to the awards upon determination of performance levels in 2023.

(d)

The restricted stock units awarded January 19, 2021 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 19, 2024, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

(e)

The restricted stock units awarded January 20, 2022 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 20, 2025, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

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The treatment of the outstanding restricted stock unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(2)

The dollar amounts shown are determined by multiplying the number of shares of restricted stock units reported in the table by the closing price of a share of our common stock on December 30, 2022 ($73.50), which was the last trading day of fiscal 2022. The amounts do not include any related dividends accrued with respect to the awards.

(3)	Represents the following performance share units linked to the performance of the Company’s common stock held by our named executive officers:

	January 19, 2021 Award		January 20, 2022 Award

	Awards Granted	(a) Adjusted for Performance Factor (TSR)	Awards Granted	(b) Adjusted for Performance Factor (TSR)

Matthew J. Meloy	118,967	297,418	64,748	161,870

Jennifer R. Kneale	39,089	97,723	24,281	60,703

Patrick J. McDonie	28,998	72,495	15,782	39,455

D. Scott Pryor	28,998	72,495	15,782	39,455

Robert M. Muraro	28,998	72,495	15,782	39,455

(a)

Reflects the target number of performance share units granted to the named executive officers on January 19, 2021 multiplied by a performance percentage of 250%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2022 performance. Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2023, and the Company’s performance over the applicable performance period measured against a peer group of companies. The underlying shares of stock are not issued until vesting levels have been determined by the Compensation Committee.

(b)

Reflects the target number of performance share units granted to the named executive officers on January 20, 2022 multiplied by a performance percentage of 250%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2022 performance. Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2024, and the Company’s performance over the applicable performance period measured against a peer group of companies. The underlying shares of stock are not issued until vesting levels have been determined by the Compensation Committee.

The treatment of the outstanding performance share unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(4)

The dollar amounts shown are determined by multiplying the number of shares of performance share units reported in the table by the closing price of a share of our common stock on December 30, 2022 ($73.50), which was the last trading day of fiscal 2022. The amounts do not include any related dividends accrued with respect to the awards.

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Option Exercises and Stock Vested in 2022

The following table provides the amount realized during 2022 by each named executive officer upon the vesting of restricted stock and restricted stock units. None of our named executive officers exercised any option awards during the 2022 year and, currently, there are no options outstanding under any of our plans.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Matthew J. Meloy	124,650	$ 7,006,695

Jennifer R. Kneale	67,479	3,792,408

Patrick J. McDonie	72,894	4,093,942

D. Scott Pryor	72,894	4,093,942

Robert M. Muraro	77,394	4,343,962

(1)

Computed with respect to the restricted stock awards granted under our Stock Incentive Plan by multiplying the number of shares of stock vesting by the closing price of a share of common stock on the January 17, 2022 vesting date ($57.78) and the January 20, 2022 vesting date ($55.56) and does not include associated dividends accrued during the vesting period.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we believe our named executive officers would have received under the Change in Control Program (described below) and Stock Incentive Plan upon certain specified termination of employment and/or a change in control events, in each case, had such event occurred on December 31, 2022. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through fiscal 2022 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability

Matthew J. Meloy	$ 1,712,600	$ 81,181,953	—	$ 73,057,041

Jennifer R. Kneale	1,027,560	29,307,552	—	25,257,552

Patrick J. McDonie	1,541,340	22,187,508	—	18,931,416

D. Scott Pryor	1,541,340	22,190,100	—	18,931,416

Robert M. Muraro	2,055,120	22,710,108	—	19,445,196

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Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012, and amended in 2015. Each of our named executive officers was an eligible participant in the Change in Control Program during the 2022 calendar year.

The Change in Control Program is administered by our Senior Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date of termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target” bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

∎

Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.

∎

Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the General Partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the General Partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the General Partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the General Partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the board of directors of the General Partner is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.

∎

Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

∎	Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Change in Control Program, together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”), exceed the amount allowed under section 280G of the Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

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The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case as of December 31, 2022.

Name	Qualifying Termination Following Change in Control (1)

Matthew J. Meloy	$ 8,124,912

Jennifer R. Kneale	4,050,000

Patrick J. McDonie	3,256,092

D. Scott Pryor	3,258,684

Robert M. Muraro	3,264,912

(1)

Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2022 for each named executive officer and the officer’s eligible dependents in the following amounts: (a) Mr. Meloy – $24,912, (b) Ms. Kneale – $0, (c) Mr. McDonie – $16,092, (d) Mr. Pryor – $18,684, and (e) Mr. Muraro—$24,912.

Stock Incentive Plan

Our named executive officers held outstanding restricted stock units under our form of restricted stock unit agreement (the “Stock Agreement”), and performance share units under our form of performance share unit agreement (the “Performance Agreement”) and the Stock Incentive Plan as of December 31, 2022. The terms applicable to certain Change in Control vesting scenarios within the outstanding Performance Agreements were amended in 2021 in order to bring their terms more in line with practices at our peer group, and the description below reflects those amendments. If a “Change in Control” occurs and the named executive officer has (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs and their employment was terminated by us without Cause or they terminated their employment for Good Reason, in either case within the 24 month period following a Change in Control, (a “Change in Control Termination”) or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted), through the date of the Change in Control, then, (a) the restricted stock units granted to the officer under the Stock Agreement, and related dividends then credited to the officer, will fully vest on the date upon which such Change in Control Termination occurs with respect to clause (i) above or the Change in Control occurs with respect to clause (ii) above, and (b) the performance share units granted to the officer under the Performance Agreement and related dividends credited to the officer will vest based on the greater of 100% and the actual guideline percentage determined by the Compensation Committee as of the date such Change in Control occurs.

The Performance Agreements governing awards granted in 2022 have a performance period of January 1, 2022 through December 31, 2024, while the Performance Agreements governing awards granted in 2021 have a performance period of January 1, 2021 through December 31, 2023 and the Performance Agreements governing awards granted in 2020 have a performance period of January 1, 2021 through December 31, 2022. Upon a Change in Control, the Compensation Committee will take into account the performance level achieved for the applicable performance period using a deemed performance percentage of the greater of 100% and the actual guideline percentage. With respect to all outstanding Performance Agreements, the average performance percentage may be decreased or increased by the Compensation Committee in its discretion in order to reflect any factors the Compensation Committee deems relevant to properly reflect the event.

Restricted stock units and performance share units granted to a named executive officer under the Stock Agreement and Performance Agreement, and related dividends then credited to the officer, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability” (as defined below). If a named executive officer’s employment with us is terminated for any reason other than death, Disability or a Change in Control Termination, then the officer’s unvested restricted stock units and performance share units are forfeited to us for no consideration, except that (other than with respect to retention grants for Mr. Meloy, Ms. Kneale, Mr. McDonie, Mr. Pryor and Mr. Muraro), if a named executive officer retires, the officer’s awards will continue to vest on the original vesting schedule (unless a Change in Control occurs as described above) if, from the date of the officer’s retirement or termination through the applicable vesting date, the named executive officer

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has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted).

The following terms generally have the following meanings for purposes of the Stock Incentive Plan, Stock Agreements and Performance Agreements:

∎	Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.

∎

Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the General Partner, (ii) any person, including a group as contemplated by section 13(d)(3) of the Exchange Act, acquires in any twelve-month period (in one transaction or a series of related transactions) ownership, directly or indirectly, of 30% or more of the outstanding shares of our voting stock or of the combined voting power of the equity interests in the Partnership or the General Partner, (iii) the completion of a liquidation or dissolution of us or the approval by the limited partners of the Partnership, in one or a series of transactions, of a plan of complete liquidation of the Partnership, (iv) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than an Affiliate, (v) the sale or disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than to an Affiliate, (vi) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the General Partner of the Partnership, or (vii) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.

∎	Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements and Performance Agreements in the event there was a Change in Control or a Change in Control Termination or their employment was terminated due to death or Disability, each as of December 31, 2022. The amounts reported below assume that the price per share of our common stock was $73.50, which was the closing price per share of our common stock on December 30, 2022 (the last trading day of fiscal 2022). No amounts are reported assuming retirement as of December 31, 2022, since additional conditions must be met following a named executive officer’s retirement in order for any restricted stock awards or restricted stock units to become vested.

Name	Change in Control	Change in Control Termination	Termination for Death or Disability

Matthew J. Meloy (1)	$ 1,712,600	$ 73,057,041	$ 73,057,041

Jennifer R. Kneale (2)	1,027,560	25,257,552	25,257,552

Patrick J. McDonie (3)	1,541,340	18,931,416	18,931,416

D. Scott Pryor (4)	1,541,340	18,931,416	18,931,416

Robert M. Muraro (5)	2,055,120	19,445,196	19,445,196

(1) (a)	Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)

$1,470,000, and $242,600, respectively, relate to restricted stock units and related dividend rights awarded January 20, 2017 as a retention grant which vested or will vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment.

(b)	Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)	$6,317,546, and $258,719, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023;

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(ii)

$15,793,901, and $646,798, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that ended on December 31, 2022 (using an estimate of a 250% payout);

(iii)	$8,744,075, and $214,141, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2021, which are scheduled to vest January 19, 2024;

(iv)

$21,860,223, and $535,352, respectively, relate to performance share units and related dividend rights granted on January 19, 2021, which have a performance period that will end on December 31, 2023 (using an estimate of a 250% payout);

(v)	$4,758,978, and $90,647, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2022, which are scheduled to vest January 20, 2025; and

(vi)

$11,897,445, and $226,616, respectively, relate to performance share units and related dividend rights granted on January 20, 2022, which have a performance period that will end on December 31, 2024 (using an estimate of a 250% payout).

(2) (a)	Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)

$882,000, and $145,560, respectively, relate to restricted stock units and related dividend rights awarded January 20, 2017 as a retention grant which vested or will vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment.

(b)	Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)	$2,075,787, and $85,008, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023;

(ii)

$5,189,468, and $212,520, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that ended on December 31, 2022 (using an estimate of a 250% payout);

(iii)	$2,873,042, and $70,360, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2021, which are scheduled to vest January 19, 2024;

(iv)

$7,182,641, and $175,901, respectively, relate to performance share units and related dividend rights granted on January 19, 2021, which have a performance period that will end on December 31, 2023 (using an estimate of a 250% payout);

(v)	$1,784,654, and $33,993, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2022, which are scheduled to vest January 20, 2025; and

(vi)

$4,461,634, and $84,984, respectively, relate to performance share units and related dividend rights granted on January 20, 2022, which have a performance period that will end on December 31, 2024 (using an estimate of a 250% payout).

(3) (a)	Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)

$1,323,000, and $218,340, respectively, relate to restricted stock units and related dividend rights awarded January 20, 2017 as a retention grant which vested or will vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment.

(b)	Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)	$1,539,899, and $63,063, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023;

(ii)	$3,849,783, and $157,658, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that ended on December 31, 2022;

(iii)	$2,131,353, and $52,196, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2021, which are scheduled to vest January 19, 2024;

(iv)

$5,328,383, and $130,491, respectively, relate to performance share units and related dividend rights granted on January 19, 2021, which have a performance period that will end on December 31, 2023 (using an estimate of a 250% payout);

(v)	$1,159,977, and $22,095, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2022, which are scheduled to vest January 20, 2025; and

(vi)

$2,899,943, and $55,237, respectively, relate to performance share units and related dividend rights granted on January 20, 2022, which have a performance period that will end on December 31, 2024 (using an estimate of a 250% payout).

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(4) (a)	Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)

$1,323,000, and $218,340, respectively, relate to restricted stock units and related dividend rights awarded January 20, 2017 as a retention grant which vested or will vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment.

(b)	Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)	$1,539,899, and $63,063, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023;

(ii)	$3,849,783, and $157,658, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that ended on December 31, 2022;

(iii)	$2,131,353, and $52,196, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2021, which are scheduled to vest January 19, 2024;

(iv)

$5,328,383, and $130,491, respectively, relate to performance share units and related dividend rights granted on January 19, 2021, which have a performance period that will end on December 31, 2023 (using an estimate of a 250% payout);

(v)	$1,159,977, and $22,095, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2022, which are scheduled to vest January 20, 2025; and

(vi)

$2,899,943, and $55,237, respectively, relate to performance share units and related dividend rights granted on January 20, 2022, which have a performance period that will end on December 31, 2024 (using an estimate of a 250% payout).

(5) (a)	Of the amount reported under each of the “Change in Control” column, “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)

$1,764,000, and $291,120, respectively, relate to restricted stock units and related dividend rights awarded January 20, 2017 as a retention grant which vested or will vest (A) 30% on January 20, 2021, (B) 30% on January 20, 2022 and (C) 40% on January 20, 2023, contingent upon continuous employment.

(b)	Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i)	$1,539,899, and $63,063, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2020, which are scheduled to vest January 16, 2023;

(ii)	$3,849,783, and $157,658, respectively, relate to performance share units and related dividend rights granted on January 16, 2020, which have a performance period that ended on December 31, 2022;

(iii)	$2,131,353, and $52,196, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2021, which are scheduled to vest January 19, 2024;

(iv)

$5,328,383, and $130,491, respectively, relate to performance share units and related dividend rights granted on January 19, 2021, which have a performance period that will end on December 31, 2023 (using an estimate of a 250% payout);

(v)	$1,159,977, and $22,095, respectively, relate to restricted stock units and related dividend rights granted on January 20, 2022, which are scheduled to vest January 20, 2025; and

(vi)

$2,899,943, and $55,237, respectively, relate to performance share units and related dividend rights granted on January 20, 2022, which have a performance period that will end on December 31, 2024 (using an estimate of a 250% payout).

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Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2022:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation

Paul W. Chung	$ 210,000	$ 229,852	$ 439,852

Joe Bob Perkins	115,000	149,901	264,901

Charles R. Crisp	130,000	149,901	279,901

Ershel C. Redd Jr.	115,000	149,901	264,901

Chris Tong (2)	57,500	149,901	207,401

Laura C. Fulton	140,000	149,901	289,901

Waters S. Davis, IV	135,000	149,901	284,901

Rene R. Joyce	115,000	149,901	264,901

Robert B. Evans	115,000	149,901	264,901

Beth A. Bowman	130,000	149,901	279,901

Lindsey M. Cooksen	115,000	149,901	264,901

(1)

Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted shares of our common stock with a one-year vesting period awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 24 – Compensation Plans included in our Annual Report on Form 10-K for the year ended December 31, 2022. On January 20, 2022, each director serving at that time received 2,698 restricted shares of our common stock, except for our Chairman of the Board who received 4,137 restricted shares of our common stock, in connection with their 2022 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $55.56. As of December 31, 2022, each of the directors still held the outstanding restricted shares granted to them in 2022 (which was equal to 2,698 shares for everyone other than Mr. Chung, who held 4,137 shares), and our non-employee directors did not hold any outstanding stock options.

(2)	Mr. Tong retired, effective May 24, 2022.

Narrative to Director Compensation Table

For 2022, the annual cash retainer for all non-employee directors was $115,000. The additional annual retainers for (i) the Chairman of the Board was $80,000, (ii) the Chairman of the Audit Committee was $25,000, (ii) the Chairman of the Compensation Committee was $20,000 and (iii) each of the Chairman of the Nominating and Governance Committee, the Chairman of the Risk Management Committee and the Chairman of the Sustainability Committee was $15,000. Payment of non-employee director retainers are made quarterly. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, Mr. Meloy has been omitted from the table. Because Mr. Meloy is a named executive officer for 2022, the Summary Compensation Table reflects the total compensation he received for services performed for us and our affiliates.

Director Long-term Equity Incentives. We granted equity awards in January 2022 to our non-employee directors serving at that time under the Stock Incentive Plan. Each of these directors received an award of 2,698 restricted shares of our common stock, except for our Chairman of the Board who received 4,137 restricted shares of our common stock, with a one-year vesting period. These grants reflect our intent to provide our directors with a target value of approximately $150,000 in annual long-term incentive awards, except for the grant to our Chairman of the Board which included an additional award with a target value of approximately $80,000. The awards are intended to align the long-term interests of our directors with those of our shareholders.

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Changes for 2023

Director Long-term Equity Incentives. In January 2023, each of our non-employee directors received an award of 2,243 restricted shares of our common stock under the Stock Incentive Plan with a one-year vesting period, which reflects our desire to increase the target value of the annual awards to approximately $165,000 per year.

Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Meloy, our Chief Executive Officer (our “CEO”).

For 2022, our last completed fiscal year:

∎	The median of the annual total compensation of all employees of our company (other than the CEO) was $135,339.

∎	The annual total compensation of Mr. Meloy was $15,196,754.

∎

Based on this information, for 2022 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 112 to 1.

To calculate the CEO Pay Ratio we must identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO. To these ends, we took the following steps:

∎

We determined that, as of December 31, 2022, our employee population consisted of approximately 2,644 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers. As permitted by SEC rules, this population excludes employees that were acquired due to two separate transactions that we completed during the 2022 year: 137 individuals that became employees in connection with the Delaware Basin Acquisition, and 69 individuals that became employees in connection with the South Texas Acquisition.

∎

We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses, company contributions under our 401(k) plan, and the grant date fair value of equity awards determined under FASB ASC Topic 718. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2022 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost of living adjustments in identifying the median employee.

∎

We combined all of the elements of the median employee’s compensation for the 2022 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $135,339.

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Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
the Company is
providing
the following
information
regarding the relationship between executive compensation and the Company’s financial performance for each of the three years in the period ended December 31, 2022. In accordance with the applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation Table for each applicable year to determine the “actual” compensation paid to our Principal Executive Officers (“PEOs”) and the average “actual” compensation paid to our other Named Executive Officers (“NEOs”).
The following table summarizes compensation values reported in the Summary Compensation Table for our PEO and the average for our other NEOs, as compared to “compensation actually paid” or “CAP” and the Company’s financial performance for the years ended December 31, 2022, 2021, and 2020:

Year	Summary Compensation Table Total for First PEO (1)	Compensation Actually Paid to First PEO (1) (2)	Summary Compensation Table Total for Second PEO (1)	Compensation Actually Paid to Second PEO (1) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (In Millions)	Adjusted EBITDA (in Millions)
							TSR	Peer Group TSR (3)

(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	N/A	N/A	$15,202,542	$39,196,628	$4,719,589	$11,823,921	$194.07	$140.99	$1,531.4	$2,901.1

2021	N/A	N/A	$14,691,940	$40,278,218	$4,364,561	$12,154,312	$135.07	$108.82	$422.1	$2,052.0

2020	$11,213,260	$3,897,160	$12,102,596	$7,050,069	$3,598,338	$1,236,586	$67.48	$75.04	$(1,325.1)	$1,636.6

(1)
The first and second PEOs reflected in columns (b) and (c) represent Joe Bob Perkins and Matthew J. Meloy, respectively. Both men served as our PEO during periods of the 2020 year. The non-PEO
NEOs reflected in columns (d) and (e) for each of 2020, 2021 and 2022 are as follows: Jennifer R. Kneale, Patrick J. McDonie, D. Scott Pryor and Robert M. Muraro.

(2)
The Company deducted from and added to the Summary Compensation Table total compensation in the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation
S-K
as disclosed in columns (c) and (e) for each PEO and
Non-PEO
NEOs in each respective year. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans.

(3)
The peer group that we have used for purposes of this Pay Versus Performance section is the Alerian US Midstream Energy Index, which is the same index that we use for our stock performance graph each year within our Annual Report on Form
10-K.

2020

First PEO Summary Compensation Table Totals	$11,213,260

Add (Subtract):

Fair value of equity awards granted during the year from the Summary Compensation Table	(9,504,775)

Fair value at year end of equity awards granted during the year	6,867,379

Fair value of equity awards granted and vested during the year	-

Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(5,940,176)

Change in fair value of equity awards granted in prior years that vested during the year	28,939

Equity awards granted in prior years that were forfeited during the year	-

Dividends or other earnings paid on equity awards during the year	1,232,533

Total Equity Award Related Adjustments	(7,316,100)

Compensation Actually Paid Totals	$3,897,160

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	2022	2021	2020

Second PEO Summary Compensation Table Totals	$15,202,542	$14,691,940	$12,102,596

Add (Subtract):

Fair value of equity awards granted during the year from the Summary Compensation Table	(10,675,003)	(10,289,456)	(9,548,519)

Fair value at year end of equity awards granted during the year	15,599,736	22,519,263	7,134,959

Fair value of equity awards granted and vested during the year	-	-	-

Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	17,712,899	12,300,127	(3,098,679)

Change in fair value of equity awards granted in prior years that vested during the year	592,841	262,893	12,060

Equity awards granted in prior years that were forfeited during the year	-	-	-

Dividends or other earnings paid on equity awards during the year	763,613	793,451	447,652

Total Equity Award Related Adjustments	23,994,086	25,586,278	(5,052,527)

Compensation Actually Paid Totals	$39,196,628	$40,278,218	$7,050,069

	2022	2021	2020

Non-PEO NEOs Summary Compensation Table Totals	$4,719,589	$4,364,561	$3,598,338

Add (Subtract):

Fair value of equity awards granted during the year from the Summary Compensation Table	(2,952,286)	(2,726,230)	(2,529,936)

Fair value at year end of equity awards granted during the year	4,314,273	5,966,563	1,890,448

Fair value of equity awards granted and vested during the year	-	-	-

Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	4,942,685	4,008,905	(1,945,193)

Change in fair value of equity awards granted in prior years that vested during the year	319,887	107,348	8,576

Equity awards granted in prior years that were forfeited during the year	-	-	-

Dividends or other earnings paid on equity awards during the year	479,773	433,165	214,353

Total Equity Award Related Adjustments	7,104,332	7,789,751	(2,361,752)

Average Compensation Actually Paid Totals	$11,823,921	$12,154,312	$1,236,586

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The charts on the following pages reflect that the PEOs’ and other NEOs’ CAP align with the Company’s TSR and Peer Group TSR, Net Income, and Adjusted EBITDA over the three-year period presented in the tables. This is primarily because of the Company’s use of equity-based awards, which are tied directly to changes in the Company’s stock price. For fiscal year 2022, the Company targeted approximately 73% for the PEO and 64% for the other NEOs of the value of total compensation to be comprised of equity-based awards, divided 50% each between RSUs and PSUs. Please see “Compensation Discussion and
Analysis
—
2022
Executive
Compensation
Program
Snapshot—Pay Mix” for further detail regarding the total direct compensation.

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Most Important Performance Measures for Fiscal Year 2022
The measures listed below represent the most important financial performance measures that we used to determine CAP for fiscal year 2022 as further described in our CD&A.

Most Important Financial Performance Measures

Adjusted EBITDA

Distributable Cash Flow per Share

Relative TSR

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 28, 2023 (unless otherwise indicated) held by:

∎	each person who beneficially owns more than 5% of our then outstanding shares of common stock;

∎	each of our named executive officers;

∎	each of our directors; and

∎	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 226,275,888 shares of our common stock outstanding on March 28, 2023.

	Targa Resources Corp.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

The Vanguard Group (2)	25,884,922	11.44%

BlackRock, Inc. (3)	18,399,506	8.13%

State Street Corporation (4)	15,616,505	6.90%

Joe Bob Perkins (5)	426,922	*

Matthew J. Meloy	334,087	*

Jennifer R. Kneale	109,612	*

Patrick J. McDonie	190,321	*

D. Scott Pryor (6)	116,533	*

Robert M. Muraro	141,155	*

Paul W. Chung (7)	567,005	*

Rene R. Joyce (8)	788,840	*

Charles R. Crisp	122,281	*

Robert B. Evans (9)	78,987	*

Ershel C. Redd Jr.	27,033	*

Laura C. Fulton	26,476	*

Waters S. Davis, IV (10)	9,475	*

Beth A. Bowman	16,620	*

Lindsey M. Cooksen	8,036	*

All directors and executive officers as a group (18 persons)	3,136,055	1.39%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 811 Louisiana Street, Suite 2100, Houston, Texas 77002.

(2)

As reported on Schedule 13G/A as of December 30, 2022 and filed with the SEC on February 9, 2023, the business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group has shared voting power

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over 409,800 shares of common stock, sole dispositive power over 25,032,638 shares of common stock and shared dispositive power over 852,284 shares of common stock.

(3)

As reported on Schedule 13G as of December 31, 2022 and filed with the SEC on February 3, 2022, the business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power over 16,583,158 shares of common stock and sole dispositive power over 18,399,506 shares of common stock.

(4)

As reported on Schedule 13G as of December 31, 2022 and filed with the SEC on January 31, 2023, the business address for State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. State Street Corporation has an aggregate beneficial ownership of 15,616,505 shares, sole voting power over 0 shares of common stock, sole dispositive power over 0 shares of common stock, shared voting power over 13,369,319 shares of common stock and shared dispositive power over 15,615,405 shares of common stock.

(5)

Shares of common stock beneficially owned by Mr. Perkins include: (i) 260,470 shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”) and (ii) 25,000 shares held by Mr. Perkins’ wife. Mr. Perkins is the sole member of JBP GP, L.L.C., one of the general partners of the PBHILP.

(6)	Shares of common stock beneficially owned by Mr. Pryor include 116,533 shares held by the Pryor Trust, of which Mr. Pryor and his spouse serve as co-trustees.

(7)

Shares of common stock beneficially owned by Mr. Chung include: (i) 244,208 shares held by the Paul Chung 2008 Family Trust, of which Mr. Chung serves as trustee; and (ii) 218,412 shares held by the Helen Chung 2007 Family Trust, of which Mr. Chung’s spouse and Mr. Chung’s sister-in-law serve as co-trustees.

(8)

Shares of common stock beneficially owned by Mr. Joyce include: (i) 193,759 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 371,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.

(9)	Shares of common stock beneficially owned by Mr. Evans include 9,000 shares held by Mr. Evan’s wife through MBE Management, LLC.

(10)	Shares of common stock beneficially owned by Mr. Davis include 6,777 shares held by the Waters Davis Legacy Trust, of which Mr. Davis is co-trustee and co-beneficiary.

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SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2022 regarding our long-term incentive plans, under which our common stock is authorized for issuance to our employees, consultants and directors. Our sole equity compensation plan, under which we will make equity grants, is our Amended and Restated 2010 Stock Incentive Plan, which was approved by our stockholders on May 22, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	—	—	5,654,954

(1)

Generally, awards of restricted stock, restricted stock units and performance share units to our officers and employees under the Stock Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock, restricted stock units and performance share units are issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock, restricted stock units or performance share units are subject to vesting and forfeiture provisions, in which case such dividends would be held, without interest, until they vest or are forfeited.

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TRANSACTIONS WITH RELATED PERSONS

Contracts with Affiliates

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his or her Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the indemnitee is not entitled to indemnification.

Transactions with Related Persons

Relationship with Sajet Resources LLC

In December 2010, immediately prior to Targa’s initial public offering, Sajet Resources LLC (“Sajet”) was spun-off from Targa. At the time, certain directors and officers of Targa were directors and officers of Sajet. The current directors of Sajet are Matthew J. Meloy, Jennifer R. Kneale, Robert M. Muraro, and Regina L. Gregory, who are also executive officers of Targa. The current executive officers of Sajet are Matthew J. Meloy, Robert M. Muraro, Jennifer R. Kneale, Regina L. Gregory and Julie H. Boushka, who are also executive officers of Targa. The primary assets of Sajet are real property. Sajet also holds (i) an ownership interest in Floridian Natural Gas Storage Company, LLC through a December 2016 merger with Tesla Resources LLC and (ii) an ownership interest in Allied CNG Ventures LLC. Former holders of our pre-IPO common equity, including certain of our current and former executives, managers and directors collectively own an 18% interest in Sajet. We hold three outstanding promissory notes from Sajet in the principal amounts of $9.9 million, $0.5 million and $0.2 million. The interest rate on each of the promissory notes accrues at the prime rate plus six percent annum.

Since March 2018, Sajet has been accounted for on a consolidated basis in our consolidated financial statements.

Relationship with Intercontinental Exchange, Inc.

Jennifer R. Kneale, our Chief Financial Officer, has an immediate family member who is an officer of ICE Group. During 2022, we made sales to ICE Group of $18,846,003 million and purchases from ICE Group of $16,937,671 million.

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. Pursuant to our Code of Conduct, our officers and directors are required to avoid any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is disclosed and pre-approved by our Board of Directors.

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Director Independence

Mses. Bowman, Cooksen and Fulton and Messrs. Crisp, Davis, Evans, Joyce and Redd are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors. The commercial relationships reviewed consisted of product and services purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at www.targaresources.com/investors/corporate-governance. At the time of the filing of our Annual Report on Form 10-K for the year ended December 31, 2022, Mses. Cooksen and Fulton and Mr. Evans were the members of our Audit Committee.

In this context, the Audit Committee:

∎

reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

∎

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

∎

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers LLP the firm’s independence;

∎	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the accounting standards as adopted by the Public Company Accounting Oversight Board;

∎

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

∎

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC; and

∎

approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors. This report has been furnished by the members of the Audit Committee of the Board of Directors:

Audit Committee

Laura C. Fulton, Chairman

Lindsey M. Cooksen

Robert B. Evans

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

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PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2023. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2022 audit of the Company’s annual consolidated financial statements was completed on February 22, 2023.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent principal accountant are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent principal accountant to provide services to us.

We have engaged PricewaterhouseCoopers LLP as our independent principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years:

	2022	2021

(In millions)

Audit fees (1)	$ 4.3	$ 3.9

Audit-related fees (2)	—	—

Tax fees (3)	—	—

All other fees (4)	—	—

	$ 4.3	$ 3.9

(1)

Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.

(2)

Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.

(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance.

(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

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Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of Proposal Two. Brokers have discretionary authority in the absence of timely instructions from you to vote on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for 2023.

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PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our named executive officers, as described in the “Executive Compensation” section of this proxy statement, beginning on page 43. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change in control) are reasonable and not excessive. As you consider this Proposal Three, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

∎	annual base salary, which is annual fixed-cash compensation that is a critical factor in attracting and retaining qualified talent;

∎

annual variable incentive bonus awards, paid in the form of cash, tied to the achievement of key financial, operational and strategic objectives based on a rigorous, holistic evaluation of performance, ultimately subject to the Compensation Committee’s business judgement; and

∎

a combination of restricted stock unit awards and performance share unit awards under our stock incentive plan to promote alignment with our stockholders by tying a majority of our executive officers’ compensation to creation of long-term value and by encouraging executives to build meaningful equity ownership stakes.

Section 14A of the Exchange Act requires, among other things, that we provide stockholders with the opportunity to vote to approve, on an advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Proposal Three is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We currently conduct annual advisory votes on executive compensation and expect to conduct the next advisory vote at our next annual meeting of stockholders in 2024.

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Text of the Resolution to be Adopted

We are asking stockholders to vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the 2022 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of Proposal Three. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

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PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain from voting on this Proposal Four; however, Section 14A of the Exchange Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years. The submission of this Proposal Four is required by Section 14A of the Exchange Act.

As an advisory vote, Proposal Four is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We currently conduct annual advisory votes on executive compensation.

Text of the Resolution to be Adopted

We are asking stockholders to vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the advisory vote on compensation of the named executive officers by stockholders to occur annually.”

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of Proposal Four. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. However, because stockholders have several voting choices with respect to this proposal, it is possible that no single choice will receive a majority vote. In light of the foregoing, our Board will consider the outcome of the vote when determining the frequency of future non-binding advisory votes on executive compensation, and to the extent that none of these three options are approved by sufficient votes for the recommendation of such option to have been duly approved by the stockholders, the Board intends to consider the option receiving the greatest number of affirmative votes to be the option preferred by the stockholders. Moreover, because this vote is non-binding, our Board may determine the frequency of future advisory votes on executive compensation in its discretion.

Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of an advisory vote on the compensation of named executive officers to occur annually.

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PROPOSAL FIVE

STOCKHOLDER PROPOSAL ENTITLED:

“LIMIT SUPPLY CHAIN FLARING”

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the stockholder proposal.

Proxy Impact, on behalf of Handlery Hotels, Inc., has submitted a stockholder proposal and requested that it be included, along Proxy Impact’s supporting statement, in this proxy statement. The Company will provide to any stockholder, promptly upon receipt of the stockholder’s written or oral request, the name and address of the proponent of this stockholder proposal and the number of shares of the Company’s common stock held by the proponent of this stockholder proposal. The stockholder proposal and supporting statement are reproduced verbatim from the stockholder proponent’s letter to the Company dated December 8, 2022.

Proposal and Supporting Statement by Stockholder Proponent

“Targa Resources - Limit Supply Chain Flaring - 2023

Whereas, the shale boom and lax regulation have made the U.S. the world’s fourth highest flaring nation.1 Flaring contributes 4 to 10% of total U.S. oil and gas methane emissions. Research shows methane emissions from flaring to be five times higher than currently estimated.2

60% of U.S. oil and gas flaring methane emissions are from upstream production,3 due in part to ongoing or episodic lack of midstream capacity (e.g., equipment failures or downtime), which can lead to flaring at midstream processing plants and cascade upstream, leading to flaring at production facilities. In 2021, 39% of total flared gas in the U.S. was reported to be due to midstream bottlenecks.4

Lack of alignment between the timing of new production volumes and midstream capacity is also a significant factor driving flaring.5

Stakeholder scrutiny on emissions throughout the value chain in line with net zero commitments is increasing, as supply chain venting and flaring can drive reputational, regulatory and transition risks for midstream operators.

Offering more, and more reliable, pipeline capacity to reduce upstream flaring can boost midstream revenue.

Flaring by two Targa Resources Corporation’s (“Targa”) plants during the February 2021 Texas freeze made them the state’s top emitters. The company facilities spewed nearly a fifth of the state’s total reported pollution during the incident.6

In its 2021 Sustainability report, Targa briefly mentions a focus on reducing flaring from its operations and helping its exploration and production partners and downstream customers meet their flaring and greenhouse gas intensity targets. That includes increased communication, and reliability and maintenance programs. However, Targa did not set any flaring reduction target, nor did the company provide meaningful details on how it would help its partners reach their targets.

Resolved, shareholders request that Targa issue a report assessing policy options to go beyond its existing efforts to curtail its impact on climate change from its own venting and flaring and from upstream venting and flaring that are attributable to or influenced by Targa’s midstream activities. The report should be made public, omit proprietary information, and be prepared expeditiously at reasonable cost.

[1]	https://thedocs.worldbank.org/en/doc/1692f2ba2bd6408db82db9eb3894a789-0400072022/original/2022-Global-Gas-Flaring-Tracker-Report.pdf
[2]	https://www.science.org/doi/10.1126/science.abq0385
[3]	https://business.edf.org/files/ESG-by-EDF-Flaring-Report-Book-V2-Reduced.pdf
[4]	Rystad Energy
[5]	https://www.ipieca.org/resources/good-practice/flaring-management-guidance-for-the-oil-and-gas-industry/
[6]	https://www.bloomberg.com/news/articles/2021-04-29/hidden-super-polluters-revealed-in-wake-of-texas-energy-crisis#xj4y7vzkg

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Supporting Statement:

At management’s discretion, we recommend consideration of the feasibility of the following in the report:

∎

Procedures to provide as much advance notice as practicable to upstream operators about potential outages or planned maintenance activities to allow operators to appropriately permit emissions, to shut-in production or reroute associated gas to avoid flaring at processing plants or production facilities;

∎	Coordination efforts with upstream operators on projected timing and volumes from new wells to secure takeaway capacity for when production begins;

∎	Procedures to increase operational reliability at Targa’s facilities and ensure Targa-operated flares are properly operating;

∎	Setting short- or medium-term flaring reduction targets covering its own and upstream flaring, and committing to continuously reducing these figures over time.”

The Company’s Statement of Opposition

The Board has carefully reviewed the stockholder proposal and, for the reasons described below, recommends that you vote AGAINST Proposal Five.

Our Board of Directors agrees that reducing venting/flaring, along with other steps to identify and reduce methane and other greenhouse (“GHG”) emissions, is an important task as a responsible steward of our country’s natural resources and the right action to support the global initiatives to move to a cleaner fuel economy; however, our Board recommends a vote AGAINST this proposal for two main reasons.

First, while we are committed to working with our partners and customers to meet their flaring and emissions targets, we believe that the scope described in the “supporting statement” of the proposal to set short- and medium-term flaring goals for third parties’ operations as well as Targa’s is too broadly described to be possible or effective. In fact, these efforts could possibly require Targa to make decisions that would undermine its own business. Based on the supporting statement, Targa could be faced with a choice to publish metrics and targets that could amount to greenwashing given an evident disconnect between the information requested and the activities that can be managed and impacted by Targa’s actions. Alternatively, Targa could be required to reject business from certain customers, potentially leading to a direct negative financial impact and a potentially worsened environmental impact as limited offtake can lead to increased flaring.

Second, we believe that the report described in the proposal is unnecessary in light of Targa’s current efforts and demonstrated progress in managing unplanned venting/flaring from its own operations, as well as working with our partners and customers to do the same. Targa’s business is fundamentally centered around capturing and processing gas.

Our commitment to our people, safety, sustainability, communities, and the environment is and will continue to be an integral part of our culture. Members of the Targa Executive team meet monthly with operations, engineering, and environmental leadership to review our environmental and safety performance, including flaring/venting incidents. Key performance indicators such as spills and emissions events, along with updates on focus areas like methane emissions, are reviewed quarterly with our Board of Directors.

At the operational level, a variety of reports on environmental performance are reviewed on a routine basis by our leaders and are often visible in real-time via internal electronic programs. Operational issues, including unplanned incidents like spills or flaring, are reported weekly during operational and commercial staff meetings. All unexpected incidents are reviewed for cause and corrective actions. The review of unexpected process upsets and equipment downtime is at the heart of any strong preventative and corrective maintenance program. Ensuring the operational reliability and performance of our assets ensures we provide best in class service to our customers. Targa discusses our asset integrity programs in detail in our 2021 Sustainability Report (published in October 2022). We also spotlighted our investment in our updated Enterprise Asset Management program in the same report.

Working directly with power providers, third-party pipelines, and producers helps us provide excellent service to our customers while also minimizing emissions from our operations. We are focused on analyzing emissions events and working to find solutions to prevent them in the future through operational or equipment changes,

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increased communication with upstream suppliers and downstream pipeline operators, or investing in new projects and technology enhancements. We also evaluate and expand pipeline gathering system capacity and flexibility to reduce potential field gas flaring by producers.

As a midstream company, Targa benefits financially by partnering with producers who have either goals or regulatory requirements to reduce their routine flaring from their operations. By working closely and coordinating early on project timing, Targa is incentivized to gather the gas from upstream operators when their wells come on line. These are proactive steps to help address midstream capacity limitations where we have identified strategic opportunities for our business. For example, we spotlighted our multi-phase pipeline extension project in the Badlands of North Dakota in our 2021 Sustainability Report. These initiatives are undertaken based on an array of considerations, including basin-specific circumstances.

This focus on performance has allowed us to continue to reduce our emissions and increase our operational reliability for our customers. As discussed in the 2021 Sustainability Report, we achieved a 40% reduction in overall flaring volumes from emissions events in 2021 as compared to 2020. We also saw a 12% decrease in Scope 1 + Scope 2 GHG emissions intensity (metric tonnes of CO2e/1000 barrel of oil equivalent) as well as a 9% reduction in overall non-GHG criteria pollutant emissions during that same period, even as we continued to grow and expand our business.

Targa is committed to minimizing flared volumes as much as possible. Capturing and processing gas is at the heart of our midstream operations. Flares are designed to protect equipment, employees, and the public from overpressure situations making them important safety devices critical to our operations. As a midstream company, our operations, including our flares, are regulated by state and federal environmental agencies and “routine” flaring of gas is generally not authorized. When minimal operational flaring is necessary, we deploy efficient combustion technologies that meet applicable regulatory design and operational requirements, including 98% destruction of volatile organic compounds and methane emissions routed to them (see EPA-452/F-03-019), to support our efforts for minimizing flaring volumes.

That being said, most of Targa’s flaring results from unplanned events like operational disruptions across the natural gas value chain, such as third-party outages, weather-related events, unplanned maintenance events, or other unexpected operational upsets. By their very nature, these events do not lend themselves to substantial pre-communication or coordination, such as the proposal recommends. Further, since most of the flaring in the midstream sector is due to unplanned or unexpected events, setting specific emissions targets for our operations does not make sense.

While the focus of the proponent’s proposal is on venting/flaring, we also think it is important to discuss the broader topic of Targa’s methane management efforts. We have been involved in various industry and regulatory partnerships, such as being a legacy member of the Environmental Protection Agency’s (EPA) Natural Gas STAR Program, joining Our Nation’s Energy Future (ONE Future) as well as the American Petroleum Institute’s (API) Environmental Partnership in 2021. These programs facilitate various commitments, performance programs, emissions calculation protocol, and knowledge-sharing exercises to improve methane emissions performance.

For example, through ONE Future, we committed to a goal of for reducing methane emissions intensity to 0.08% for gathering and boosting and 0.11% for processing by 2025. To help achieve this, we have engaged in a number of activities, including (1) conducting aerial methane surveys of our all of our Permian, North Texas, and Oklahoma regions with plans to expand to our entire operation in 2023; (2) increase our voluntary optical gas imaging, which looks for methane leaks, to cover all our compressor stations on an annual basis with a plan to increase to quarterly in 2023; (3) participate in API Environmental Partnership aerial surveys including assets in the Badlands of North Dakota as well as the Permian; and (4) participate in API Environmental Partnership’s test study of methane emissions from gas fired compressor engines. In 2023, we also plan to begin a pilot of continuous methane monitoring technology at two gas plants and one compressor station. These initiatives help to inform our efforts to find and fix methane leaks as expeditiously as possible. Finding and fixing methane leaks serves the dual purpose of reducing methane loss from our system as well as helping to meet our GHG goals. These efforts are overseen at the highest level, with Targa’s Board of Directors reviewing the Company’s progress on a quarterly basis.

At Targa, we are guided by our core values, one of which is to be driven by honest and transparent communication with our stakeholders. We recognize the importance of addressing climate change, and, as discussed above, we

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have taken a number of steps to address the issues associated with our venting/flaring as well as with methane emissions. However, we believe that we should approach addressing these challenges in a responsible way, rooted in data and realistic expectations. While we are committed to furthering our sustainability efforts, our core values guide how we approach fulfilling that commitment. As such, we believe we have already provided significant information on our operations and our efforts in our 2021 Sustainability Report and will continue to do so. Further, it would be irresponsible to commit to the proponent’s requested actions when our ability to require certain actions from third parties is limited. We do not believe it is in Targa’s or our stockholders’ best interests to commit to the actions in the proposal at this time, and our Board recommends a vote AGAINST the proposal.

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of Proposal Three. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote AGAINST the approval of the stockholder proposal requesting that the Company issue a report assessing policy options related to venting and flaring.

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STOCKHOLDER PROPOSALS FOR 2024;

IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2024 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 1, 2023, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2024 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 24, 2024 and February 23, 2024, unless the Company notifies the stockholders otherwise.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2024 if that nomination is submitted in writing, between January 24, 2024 and February 23, 2024, to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

In addition to satisfying the requirements in the notice procedures of our bylaws as set forth above, a stockholder who intends to solicit proxies in support of nominees submitted under the notice procedures in our bylaws and Rule 14a-19 of the Exchange Act for our 2024 annual meeting of Stockholders must provide the notice required under Rule 14a-19 of the Exchange Act to the Secretary of the Company at the Company’s principal executive offices, as set forth below, so that it is received between January 24, 2024 and February 23, 2024.

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Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

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SOLICITATION OF PROXIES

Solicitation of Proxies may be made by internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Alliance Advisors, LLC to assist in solicitation for an initial fee of $10,000 and the reimbursement of out-of-pocket expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting and at the Annual Meeting.

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PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be promptly sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002 or by calling (713) 584-1133. The Company’s Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

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INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Alliance Advisors, LLC. Votes submitted by internet or phone must be received by 11:59 p.m., Central Time, on May 22, 2023. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy card or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Regina L. Gregory

SECRETARY

Houston, Texas

March 30, 2023

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APPENDIX A

Non-GAAP Financial Measures

This proxy statement includes the Company’s non-GAAP financial measures: Adjusted EBITDA, adjusted free cash flow and distributable cash flow.

We utilize non-GAAP measures to analyze our performance. The GAAP measure most directly comparable to these non-GAAP measures are income (loss) from operations, net income (loss) attributable to the Company and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because our non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within our industry, our definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into our decision-making processes.

Adjusted EBITDA

We define adjusted EBITDA as net income (loss) attributable to the Company before interest, income taxes, depreciation and amortization, and other items that we believe should be adjusted consistent with our core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by us and by external users of our financial statements such as investors, commercial banks and others to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and pay dividends to our investors.

Distributable Cash Flow and Adjusted Free Cash Flow

We define distributable cash flow as adjusted EBITDA less distributions to TRP preferred limited partners, cash interest expense on debt obligations, cash tax (expense) benefit and maintenance capital expenditures (net of any reimbursements of project costs). The Preferred Units that were issued by the Partnership in October 2015 were redeemed in December 2020. We define adjusted free cash flow as distributable cash flow less growth capital expenditures, net of contributions from noncontrolling interest and net contributions to investments in unconsolidated affiliates. Distributable cash flow and adjusted free cash flow are performance measures used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to assess our ability to generate cash earnings (after servicing our debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

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Reconciliation

The following tables reconcile the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the periods indicated.

	Year Ended December 31,

	2022	2021	2020

	(in millions)

Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA, Distributable Cash Flow and Adjusted Free Cash Flow

Net income (loss) attributable to Targa Resources Corp.	$ 1,195.5	$ 71.2	$ (1,553.9)

Income attributable to TRP preferred limited partners	—	—	15.1

Interest (income) expense, net	446.1	387.9	391.3

Income tax expense (benefit)	131.8	14.8	(248.1)

Depreciation and amortization expense	1,096.0	870.6	865.1

Impairment of long-lived assets	—	452.3	2,442.8

(Gain) loss on sale or disposition of business and assets	(9.6)	2.0	58.4

Write-down of assets	9.8	10.3	55.6

(Gain) loss from financing activities (1)	49.6	16.6	(45.6)

(Gain) loss from sale of equity method investment	(435.9)	—	—

Transaction costs related to business acquisition (2)	23.9	—	—

Equity (earnings) loss	(9.1)	23.9	(72.6)

Distributions from unconsolidated affiliates and preferred partner interests, net	27.2	116.5	108.6

Change in contingent considerations	—	0.1	(0.3)

Compensation on equity grants	57.5	59.2	66.2

Risk management activities	302.5	116.0	(228.2)

Severance and related benefits (3)	—	—	6.5

Noncontrolling interests adjustments (4)	15.8	(89.4)	(224.3)

Targa Resources Corp. Adjusted EBITDA	$ 2,901.1	$ 2,052.0	$ 1,636.6

Distributions to TRP preferred limited partners	—	—	(15.1)

Interest expense on debt obligations (5)	(447.6)	(376.2)	(388.9)

Maintenance capital expenditures, net (6)	(168.1)	(131.7)	(104.2)

Cash taxes	(6.7)	(2.7)	44.4

Distributable Cash Flow	$ 2,278.7	$ 1,541.4	$ 1,172.8

Growth capital expenditures, net (6)	(1,177.2)	(407.7)	(597.9)

Adjusted Free Cash Flow	$ 1,101.5	$ 1,133.7	$ 574.9

(1)	Gains or losses on debt repurchases or early debt extinguishments.

(2)	Includes financial advisory, legal and other professional fees, and other one-time transaction costs.

(3)	Represents one-time severance and related benefit expense related to our cost reduction measures.

(4)	Noncontrolling interest portion of depreciation and amortization expense (including the effects of the impairment of long-lived assets on non-controlling interests).

(5)	Excludes amortization of interest expense.

(6)	Represents capital expenditures, net of contributions from noncontrolling interests and includes net contributions to investments in unconsolidated affiliates.

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Targa Resources Corp. 2023 Annual Meeting of Stockholders May 23, 2023 8:00 a.m. Central Time 811 Louisiana Street Suite 2100 Houston, Texas 77002 This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Targa Resources Corp. hereby acknowledge receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2023 Annual Meeting of Stockholders and the Form 10-K for the fiscal year ended December 31, 2022 and hereby appoint Jennifer R. Kneale and Regina L. Gregory, or either of them, as proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 23, 2023 or at any postponement or adjournment thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any postponement or adjournment thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated. The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Item 1 FOR Items 2 and 3, FOR a frequency of ONE YEAR for Item 4 and AGAINST Item 5. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion. Continued and to be signed on the reverse side ï± PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.ï± Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 23, 2023. The Proxy Statement is available at http://www.viewproxy.com/Targa/2023

Please mark your votes like this x The Board of Directors Recommends a vote FOR each of the nominees listed in Item 1, FOR Items 2 and 3, FOR a frequency of ONE YEAR for Item 4 and AGAINST Item 5. 1. To elect the three Class I Directors named in this proxy statement, each to serve until the 2026 annual meeting of stockholders. FOR AGAINST ABSTAIN 01 Paul W. Chung 02 Charles R. Crisp 03 Laura C. Fulton DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Address Change: (If you noted Please indicate if you any Address Changes above, plan to attend this meeting o please mark box.) o CONTROL NUMBER 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2023. FOR AGAINST ABSTAIN 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2022. FOR AGAINST ABSTAIN 4. To approve, on an advisory basis, the frequency of future advisory votes to approve the compensation of the Company’s named executive officers. 1 YEAR 2 YEARS 3 YEARS ABSTAIN 5. Stockholder proposal to request that the Company issue a report assessing policy options related to venting and flaring, if the stockholder proposal is properly presented at the meeting. FOR AGAINST ABSTAIN Date Signature Signature Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. TARGA RESOURCES CORP. As a shareholder of Targa Resources Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. CT on May 22, 2023. SCAN TO CONTROL NUMBER VIEW MATERIALS & VOTE PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALVote.com/TRGP Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.